UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
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CSS INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CSS INDUSTRIES, INC.
1845 Walnut Street
Philadelphia, Pennsylvania 19103
_________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
The 2014 Annual Meeting of Stockholders of CSS Industries, Inc. (“CSS”) will be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Tuesday, July 29, 2014, at 9:30 a.m. local time.
At our Annual Meeting, we will ask you to:

1.	Elect a board of seven directors;

2.	Ratify the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2015;

3.	Approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2014; and

4.	Transact any other business that may properly be presented at the Annual Meeting.
If you were a stockholder of record at the close of business on June 2, 2014, you may vote at the Annual Meeting.
By order of the board of directors,
MICHAEL A. SANTIVASCI
Secretary
Philadelphia, Pennsylvania
June 19, 2014

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

CSS INDUSTRIES, INC.
_________________________________________
PROXY STATEMENT
2014 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.
1845 Walnut Street
Philadelphia, Pennsylvania 19103
 _________________________________________
PROXY STATEMENT
2014 Annual Meeting of Stockholders
 _________________________________________
WHY YOU RECEIVED THIS PROXY STATEMENT
You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”, “we”, “us”, “our”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Meeting”) to be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Tuesday, July 29, 2014 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. Beginning on or about June 19, 2014, we are sending this Proxy Statement and the accompanying form of Proxy to stockholders of record at the close of business on June 2, 2014.
WHO CAN VOTE
Stockholders of record at the close of business on June 2, 2014 may vote at the Meeting. On the record date, 9,319,931 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.
WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION
We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. Additionally, we may engage a proxy solicitor to distribute our stockholder materials and solicit proxies. We may agree to pay a fee for such services and to reimburse the solicitor for all reasonable disbursements. Any such fee is estimated to be approximately $10,000. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of shares of CSS common stock.
HOW TO BE PART OF AN EFFECTIVE VOTE
In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 4,659,966 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Each share of CSS common stock entitles the holder thereof to one vote on the election of each of the nominees for director and one vote on each other matter that may properly come before the Meeting.
Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven nominees receiving the most votes will be elected as directors. The affirmative vote of the holders of a majority of the shares present at the Meeting (either in person or represented by proxy) will be required: to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending March 31, 2015; to approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2014; and to approve any other matter to be voted on at the Meeting.
Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s instructions. If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the CSS board of directors (the “Board”). If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.
HOW YOU MAY REVOKE YOUR PROXY
You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.
Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2014:

The Notice of the CSS Industries, Inc. Annual Meeting of Stockholders to be held on July 29, 2014, the Proxy Statement for the Meeting and the CSS Industries, Inc. Annual Report for the fiscal year ended March 31, 2014 are available on the Internet at https://materials.proxyvote.com/125906.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board currently has seven members. Upon the recommendation of our Board’s Nominating and Governance Committee, our Board has nominated for election as directors the individuals listed below, all of whom are presently members of our Board. Directors who are elected will hold office until our 2015 Annual Meeting of Stockholders and until the election and qualification of their respective successors.
Our Board believes all of the nominees possess the experience, qualifications, attributes and skills to provide significant value to CSS. Below we provide information about the nominees for election to our Board, including information about each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve on our Board. Ages are stated as of the date of the 2014 Annual Meeting of Stockholders.
Scott A. Beaumont, age 61, has been Chief Executive Officer, Lilly Pulitzer Group of Oxford Industries, Inc., an international apparel design, sourcing and marketing company, since December 2010. From 1993 to December 2010, he was Chairman and Chief Executive Officer of Sugartown Worldwide, Inc. (“Sugartown”), a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. In December 2010, Oxford Industries, Inc. acquired Sugartown, of which Mr. Beaumont was a co-founder. Mr. Beaumont has served as one of our directors since 2005.
Our Board concluded that Mr. Beaumont should serve as a director on our Board in light of his extensive knowledge of the design, sourcing, distribution and sale of consumer products, and his significant leadership position as Chief Executive Officer, Lilly Pulitzer Group of consumer products company Oxford Industries, Inc.
James H. Bromley, age 76, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.
Our Board concluded that Mr. Bromley should serve as a director on our Board in light of his financial and corporate strategic planning expertise and his significant prior experience in leadership positions, including formerly serving as Chief Executive Officer of one of our former subsidiaries, Rapidforms, Inc.
Robert E. Chappell, age 69, served as Chairman of The Penn Mutual Life Insurance Company (“Penn Mutual”), a mutual life insurance company providing life insurance and annuity products, from 1996 until 2013, and he currently serves on Penn Mutual’s Board of Trustees. He served as Penn Mutual’s Chief Executive Officer from April 1995 until February 2011 and as its President from January 2008 to March 2010. Mr. Chappell also serves on the board of directors of Quaker Chemical Corporation, a producer and marketer of formulated chemical specialty products and provider of chemical management services. He has served as one of our directors since September 2012.
Our Board concluded that Mr. Chappell should serve as a director on our Board in light of his extensive experience in accounting and finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and corporate development.
Jack Farber, age 81, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.
Our Board concluded that Mr. Farber should serve as a director on our Board, and as its Chairman, in light of his exceptional financial, strategic planning, mergers and acquisitions and leadership experience, his detailed knowledge and extensive experience as our former President and Chief Executive Officer, his current and prior service on the boards of directors of numerous for-profit and non-profit organizations, and his entrepreneurial expertise.
Elam M. Hitchner, III, age 67, was a partner in the law firm Pepper Hamilton LLP (“Pepper Hamilton”) from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and subsequently as “of counsel” through 2004. Since 2005, he has provided consulting services to Pepper Hamilton, which provides legal services to CSS. Mr. Hitchner does not participate in the firm’s provision of legal services to CSS. From 1994 to 2011, Mr. Hitchner served as a director of Destination Maternity Corporation, a designer and retailer of maternity apparel, and from 2004 to 2012, he was a director of eResearch Technology, Inc. (“eResearch Technology”), a provider of services and customizable medical devices to biopharmaceutical and healthcare organizations. He has been a member of our Board since May 2013.
Our Board concluded that Mr. Hitchner should serve as a director on our Board in light of his broad legal experience as a former partner of Pepper Hamilton, and his extensive experience serving on the boards of public companies Destination Maternity Corporation and eResearch Technology, including his board leadership experience as the former non-executive Chairman of the Board of eResearch Technology and Destination Maternity Corporation.
Rebecca C. Matthias, age 61, served as President of Destination Maternity Corporation, a designer and retailer of maternity apparel, from 1982 until 2010. She also served as its Chief Operating Officer from 1993 until 2007, and as its Chief Creative Officer from 2007 until 2010. Ms. Matthias served as a director of Destination Maternity Corporation from 1982 until February 2011. She has served as a director of Penn Series Funds, Inc, an open-end, diversified management investment company, since September 2010. Ms. Matthias has served as one of our directors since 2003.
Our Board concluded that Ms. Matthias should serve as a director on our Board in light of her significant leadership experience having served as the President of a publicly-held company, Destination Maternity Corporation, and her extensive knowledge of the design, sourcing, distribution and sale of consumer products.
Christopher J. Munyan, age 49, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From 1999 until 2005, Mr. Munyan served as President of our Berwick Offray LLC (“Berwick Offray”) business. From 1993 to 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President — Finance and Administration. Mr. Munyan has served as one of our directors since 2006.
Our Board concluded that Mr. Munyan should serve as a director on our Board in light of his intimate knowledge of CSS as our President and Chief Executive Officer and his significant management and leadership skills.
Our Board believes that all of the above-listed nominees will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may reduce the number of directors, in each case, after considering the recommendation of its Nominating and Governance Committee.
Our Board recommends a vote “for” the election of all the nominees listed above.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER OUR EQUITY COMPENSATION PLANS
The following table provides information as of March 31, 2014 about our 2013 Equity Compensation Plan (“2013 Stock Plan”), 2000 Stock Option Plan for Non-Employee Directors (“2000 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”), 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”) and 2011 Stock Option Plan for Non-Employee Directors (“2011 Stock Plan”), which are our only equity compensation plans under which stock options and other equity grants were outstanding as of such date, except that there were no awards outstanding as of such date under the 2013 Stock Plan. Each of the plans mentioned above was approved previously by the stockholders of CSS.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted- average exercise price of outstanding options(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders	580,888	$23.14	1,233,950
Equity compensation plans not approved by security holders	—	—	—
Total	580,888	$23.14	1,233,950
_____________________

(1)	Includes 192,825 restricted stock units (“RSUs”) that are subject to service-based and/or performance-based vesting conditions.

(2)	The RSUs described in footnote 1 above were disregarded in calculating the weighted average exercise price of outstanding options.

(3)	The amount shown in this column is net of the RSUs described in footnote 1 above.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND
THEIR ATTENDANCE AT THE ANNUAL MEETING
The Audit Committee of our Board engaged KPMG as our independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2014. We expect representatives of KPMG to attend the Meeting. These representatives will be given an opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions from our stockholders.
The audit fees billed by KPMG for each of our fiscal years ended March 31, 2014 and March 31, 2013, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2014	2013
Audit Fees	$785,000	$811,500
Audit-Related Fees	24,150	1,650
Tax Fees	162,622	133,100
All Other Fees	—	—
Total	$971,772	$946,250
Audit Fees
We paid audit fees for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, and the reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audited-Related Fees
We paid audit-related fees of $24,150 during fiscal 2014 for services performed in connection with KPMG’s issuance of consent letters for certain Registration Statements on Form S-8 filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) and for a subscription to KPMG’s on-line accounting research tool. We paid audit-related fees of $1,650 during fiscal 2013 for a subscription to KPMG’s on-line accounting research tool.
Tax Fees
We paid tax fees of $162,622 and $133,100 for tax compliance services and tax consulting in fiscal 2014 and 2013, respectively. Such compliance services included assistance with tax return preparation.
We paid no fees in fiscal 2014 or 2013 for products and services provided by KPMG other than the services referred to above.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
At the Meeting, our stockholders will vote on a proposal to ratify the selection by the Audit Committee of KPMG as our independent registered public accounting firm for the fiscal year ending March 31, 2015. Although the submission to our stockholders of the selection of KPMG is not required by law or our bylaws, the Audit Committee believes it is appropriate to submit this matter to our stockholders to enable our stockholders to express their views with regard to the Audit Committee’s selection.
The vote on this matter is advisory. Our Audit Committee retains the sole authority to select and replace our independent registered public accounting firm at any time. If our stockholders do not ratify the selection of KPMG, the Audit Committee may reconsider whether or not to retain KPMG, but still may retain KPMG. Even if our stockholders ratify the selection of KPMG, our Audit Committee retains the authority to select another firm to serve as our independent registered public accounting firm, if it believes that it would be in the best interests of our stockholders to do so.
Our Board recommends a vote “for” ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending March 31, 2015.

AUDIT COMMITTEE REPORT
Management is responsible for the preparation of our consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects our financial position, results of operations and cash flows, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on the effectiveness of, our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has reviewed and discussed with management our audited consolidated financial statements, and management has represented to the Audit Committee that these financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee has also discussed the audited consolidated financial statements with the independent registered public accounting firm, and the Audit Committee has discussed with that firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm that firm’s independence.
The Audit Committee has met with our internal audit staff and our independent registered public accounting firm, with and without management present, and discussed the results of their examinations, their evaluations of our internal controls, and the quality of our financial reporting. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of our internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results.
Based upon the Audit Committee’s review of the audited consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 filed with the SEC.
AUDIT COMMITTEE
Robert E. Chappell, Chairman
Scott A. Beaumont
Elam M. Hitchner, III

OUR EXECUTIVE OFFICERS
Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below. Ages are stated as of the date of our 2014 Annual Meeting of Stockholders.
Jack Farber is Chairman of our board of directors. His biographical information appears under Proposal 1 - Election of Directors.
William G. Kiesling, age 51, has been our Vice President – Legal and Human Resources and General Counsel since August 2006. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.
Christopher J. Munyan is our President and Chief Executive Officer and a member of our board of directors. His biographical information appears under Proposal 1 - Election of Directors.
Vincent A. Paccapaniccia, age 56, has been our Vice President – Finance and Chief Financial Officer since March 31, 2010. He served as Chief Financial Officer of ICT Group, Inc. (“ICT”), a provider of customer management and business process outsourcing solutions, from August 1998 until February 2010. He also served as ICT’s Executive Vice President, Finance and Administration from January 2003 until February 2010. From July 1998 until January 2003, Mr. Paccapaniccia served as ICT’s Senior Vice President, Finance. He served as ICT’s Vice President of Finance from January 1996 to July 1998.
Christian A. Sorensen, age 44, has been our Vice President – Operations since July 2013. From 2008 until July 2013, he served as a Vice President of CSS, with responsibility over the majority of our manufacturing, distribution and importing activities since December 2011. From 1996 to 2011, Mr. Sorensen served CSS and its subsidiaries in various operational and financial capacities.

OWNERSHIP OF CSS COMMON STOCK
The following table lists all persons who we know to have beneficially owned at least five percent of our common stock as of June 2, 2014, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table and all directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,476,310	(3)	15.8%
Royce & Associates, LLC	1,379,787	(4)	14.8%
Dimensional Fund Advisors LP.	809,274	(5)	8.7%
BlackRock, Inc.	558,788	(6)	6.0%
Scott A. Beaumont	20,000	(7)	*
James H. Bromley	42,982	(8)	*
Robert E. Chappell	5,000	(9)	*
Jack Farber	462,311	(10)	5.0%
Laurie F. Gilner (11)	—		*
Elam M. Hitchner, III	—		*
William G. Kiesling	40,409	(12)	*
Rebecca C. Matthias	27,000	(13)	*
Christopher J. Munyan	96,680	(14)	1.0%
Vincent A. Paccapaniccia	33,175	(15)	*
Christian A. Sorensen	20,285	(16)	*
All directors and executive officers of CSS as a group (ten (10) persons, including the individuals named above, other than Ms. Gilner)	747,842	(17)	7.9%
________________________

*	denotes that ownership is less than 1 percent of the class.

(1)
“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 2, 2014 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purpose of computing the beneficial ownership percentage of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 9,319,931 shares of CSS common stock outstanding at June 2, 2014.

(3)
This information is as of December 31, 2013 and is derived from Schedule 13G filed with the SEC on February 10, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”). Price Associates and Price Fund are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and Price Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Price Associates has advised us that the shares shown in the table are owned by various individual and institutional investors including Price Fund (which owns 1,001,900 of the shares shown in the table, representing 10.8% of the shares outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates and Price Fund have disclosed that they collectively possess sole voting power over 1,001,900 of the shares shown in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of the shares shown in the table; however, Price Associates expressly disclaims that it is the beneficial owner of such shares.

(4)
This information is as of December 31, 2013 and is derived from Schedule 13G filed with the SEC on January 6, 2014. Royce & Associates, LLC (“Royce”) is located at 745 Fifth Avenue, New York, NY 10151. Royce has disclosed that it is an investment adviser registered under the Investment Advisers Act. Royce has reported that 974,000 of the shares shown in the table, representing 10.5% of the shares outstanding, are owned by Royce Special Equity Fund, an investment company registered under the Investment Company Act and managed by Royce.

(5)
This information is as of December 31, 2013 and is derived from Schedule 13G filed with the SEC on February 10, 2014. Dimensional Fund Advisors LP (“Dimensional”) is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has disclosed that it is an investment adviser registered under the Investment Advisers Act, and that it furnishes investment advice to four investment companies registered under the Investment Company Act and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts being referred to as the “Funds”). Dimensional has disclosed that all of the shares shown in the table are owned by the Funds, and that Dimensional possesses sole voting power over 800,634 of the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares other than for purposes of Section 13(d) of the Exchange Act.

(6)
This information is as of December 31, 2013 and is derived from Schedule 13G filed with the SEC on January 28, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock is located at 40 East 52nd Street, New York, NY 10022. BlackRock has disclosed that it possesses sole voting power over 531,349 of the shares shown in the table. BlackRock has reported that it is a parent holding company and that the shares shown in the table are held by six subsidiaries of BlackRock.

(7)	The shares shown in the table include options to purchase 14,500 shares of common stock.

(8)	The shares shown in the table include options to purchase 22,000 shares of common stock.

(9)	The shares shown in the table include options to purchase 1,000 shares of common stock.

(10)
The shares shown in the table include: 140,746 shares held by a revocable trust for the benefit of Mr. Farber for which Mr. Farber is trustee and holds the power of revocation; 246,394 shares held by a revocable trust for the benefit of Vivian Farber, Mr. Farber’s spouse, as to which Vivian Farber is trustee and holds the power of revocation; and 75,171 shares held by an annuity trust for which Vivian Farber is the sole trustee. Mr. Farber disclaims beneficial ownership of all shares owned by trusts for the benefit of his family members.

(11)	Ms. Gilner served as president of our C.R. Gibson, LLC (“C.R. Gibson”) business until December 2, 2013, when her employment with us ended.

(12)	The shares shown in the table include options to purchase 19,563 shares of common stock.

(13)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 22,000 shares of common stock.

(14)	The shares shown in the table include options to purchase 42,550 shares of common stock.

(15)	The shares shown in the table include options to purchase 29,875 shares of common stock.

(16)	The shares shown in the table include options to purchase 9,100 shares of common stock.

(17)	The shares shown in the table include options to purchase a total of 160,588 shares of common stock.

CORPORATE GOVERNANCE
Board Meetings; Director Attendance at Annual Meeting of Stockholders
The Board held five meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All members of the Board attended our 2013 Annual Meeting of Stockholders.
Board Committees; Committee Membership; Committee Meetings
CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, an Executive Committee and a committee that administers the 2000 Stock Plan. (The 2006 Stock Plan and the 2011 Stock Plan are administered by the Board.) The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2014.

Committee	Committee Members – *denotes Committee Chair	Number of Meetings in Fiscal 2014
Audit	Robert E. Chappell*, Scott A. Beaumont and Elam M. Hitchner, III	4
Human Resources	Elam M. Hitchner, III*, James H. Bromley and Rebecca C. Matthias	4
Nominating and Governance	Rebecca C. Matthias*, Scott A. Beaumont and James H. Bromley	2
Executive	Jack Farber*, James H. Bromley and Rebecca C. Matthias	—
2000 Stock Plan	Jack Farber and Christopher J. Munyan	—
Committee Charters; Corporate Governance Principles; and Other Corporate Governance Documents
The Audit Committee, Human Resources Committee and Nominating and Governance Committee each operate under a written charter adopted by the Board. Each of these charters and each of the documents listed below is available in print to any stockholder who requests it:

•	CSS Corporate Governance Principles (including categorical standards for the determination of director independence)

•	CSS Code of Ethics and Internal Disclosure Procedures

•	CSS Code of Business Conduct and Ethics for our Directors
In addition, you may access the charters and documents listed above on our website at www.cssindustries.com/web/guest/corporate-governance. This and all other references in this proxy statement to our website are intended to be inactive textual references only.
Audit Committee
The Audit Committee oversees the integrity of our financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in our filings with the SEC; oversees our compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, our internal audit function; and meets separately with the independent auditors and our own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees our internal control over financial reporting and periodically discusses with management our risks relating to financial reporting, pending and threatened litigation and legal compliance matters, and the steps that management has taken to assess, monitor and address such risks.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. Such services can be pre-approved by the Audit Committee. Additionally, any member of the Audit Committee can pre-approve such services for fees not exceeding $50,000 in a fiscal year, and any two members of the Audit Committee can pre-approve such services for fees not exceeding $100,000 in a fiscal year. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.
In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on our outside auditor’s independence.
Our Board has determined that Messrs. Beaumont and Chappell each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations. Each Audit Committee member is also independent as determined in accordance with applicable SEC and NYSE rules.
You may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.
Human Resources Committee
The Human Resources Committee has responsibility and authority to review, modify and approve our corporate goals and objectives relevant to compensation of the chief executive officer and other CSS executive officers; review, modify and approve the structure of our executive compensation; evaluate the compensation (and performance relative to compensation) of the chief executive officer; determine the amounts and individual elements of total compensation for the chief executive officer; evaluate (in conjunction with the chief executive officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee (presently $200,000) and approve the individual elements of total compensation for such employees.
In addition, the Human Resources Committee has responsibility and authority to evaluate our compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of our annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to our employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2013 Stock Plan; and administer grants previously made under the 2004 Stock Plan.
The Human Resources Committee makes executive compensation determinations at meetings held periodically over the course of a fiscal year. Near the beginning of a fiscal year, the Human Resources Committee evaluates the prior-year performance of the CSS executive officers, including the chief executive officer; determines annual base salaries for the new fiscal year for the chief executive officer and other executive officers; determines the extent to which the prior year’s awards under our management incentive program (“MIP”) have been earned and the extent to which there will be payouts under the discretionary component of our bonus program; determines the type and amount of available awards under our MIP for the new fiscal year and sets performance goals for such awards; and determines the form and amount of long-term incentive awards. The Human Resources Committee also meets periodically to review our compensation programs and practices and to evaluate whether it would be in the best interests of CSS and our stockholders to make changes to those programs and practices.
Use of Compensation Consultants
The Human Resources Committee directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consulting firm, to assist the Human Resources Committee in making executive compensatory determinations for our fiscal year ended March 31, 2014. In connection therewith, F.W, Cook prepared and presented to the Human Resources Committee an executive compensation trends report, a peer group share usage analysis, and a fair value transfer analysis. F.W. Cook also assisted the Human Resources Committee with the design of the 2013 Stock Plan, which was approved by our stockholders at the 2013 Annual Meeting of Stockholders. Additionally, the Human Resources Committee consulted with F.W. Cook concerning: the setting of annual base salaries for our named executives for fiscal 2014, the structure of our bonus program for fiscal 2014, including target and threshold performance criteria and award levels under the performance component of our fiscal 2014 bonus program; and the nature, structure and amount of long-term incentives granted in fiscal 2014.
The Human Resources Committee has determined that F.W. Cook is independent with respect to CSS and that there are no known conflicts of interest in connection with F.W. Cook’s role as the Human Resources Committee’s independent compensation adviser. In making such determination, the Human Resources Committee considered:

•
That F.W. Cook provides no services to CSS or its management other than the services performed for the Human Resources Committee in F.W. Cook’s capacity as an independent adviser to the Human Resources Committee.

•	That the fees and expenses paid to F.W. Cook by CSS during 2013 were less than 1% of F.W. Cook’s total consulting income during such period.

•	F.W. Cook’s policies and procedures designed to prevent conflicts of interest, and its affirmation as to its compliance with such policy.

•	F.W. Cook’s policy restricting its employees from trading in the securities of F.W. Cook’s clients, and its affirmation as to its compliance with such policy.

•
The absence, following inquiry, of any identified business or personal relationships between employees of F.W. Cook, on the one hand, and the members of the Human Resources Committee and our executive officers, on the other hand.

Management’s Role in Determining Executive Compensation
In advance of meetings of the Human Resources Committee, members of CSS executive management provide the Human Resources Committee with written materials containing compensation-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the chief executive officer. These materials are prepared by or under the direction of Messrs. Munyan and Kiesling. In connection with the preparation of such materials, Messrs. Munyan and Kiesling confer with F.W. Cook, in its capacity as an independent advisor to the Human Resources Committee, and portions of such materials are prepared by, or reflect the advice and input of F.W. Cook, acting in such capacity. The Human Resources Committee determines the matters as to which F.W. Cook prepares materials or provides its advice and input to our executive management in connection with the preparation of such materials.
On an annual basis, and otherwise as deemed appropriate by Mr. Munyan or as requested by the Human Resources Committee, Mr. Munyan provides the Human Resources Committee with his evaluation of the performance of our named executives, including Mr. Munyan’s own self-evaluation. Certain of our executive officers participate in meetings of the Human Resource Committee. Executive officers do not participate, and are not present, during portions of meetings in which the Human Resources Committee considers their individual performance and approves their compensation.
Human Resources Committee Interlocks and Insider Participation
As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee, and the members of the Human Resources Committee are Messrs. Hitchner and Bromley and Ms. Matthias. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2014 or had any relationship requiring disclosure under SEC regulations.

Procedures and Processes with Regard to Director Compensation
Under our bylaws, our Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of our Board. Our Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. In fiscal 2014, our Board determined to increase the attendance fees paid to non-employee directors for participation in Board and Committee meetings from $1,000 to $1,500 per meeting and to increase the fees paid for participation in telephonic meetings not exceeding one hour in duration from $500 to $750 per meeting. The Board did not adjust the annual fees paid for service on the Board or the annual fees paid to the Chairman of each of the Audit, Human Resources and Nominating and Governance Committees. In making these determinations, our Board considered information from published survey data on fees paid to outside directors by manufacturing companies having annual revenues between $100 million and $499 million, as well as recommendations of our executive officers. See Director Compensation – Fiscal 2014 for further information concerning the form and amount of director compensation provided by CSS.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.
Executive Committee
The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.
2000 Stock Plan Committee
The members of the Stock Option Committee under the 2000 Stock Plan are determined under the provisions of such plan. The 2000 Stock Plan provides that it is to be administered by a Committee of the Board consisting of directors who are not eligible to participate in the plan. (The 2006 Stock Plan and the 2011 Stock Plan are administered by the Board.) Although the 2000 Stock Plan has expired and no further options can be awarded under such plan, stock options previously granted under such plan remain outstanding. The 2000 Stock Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committee. Grants under the 2000 Stock Plan were made from 2001 until 2005.
Board Independence
The Board has affirmatively determined that each of Messrs. Beaumont, Bromley, Chappell and Hitchner and Ms. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.
The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules. To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:
(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and personally works on CSS’ audit, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any 12 month period, more than $120,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.
(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of 2% of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.
All independent directors satisfied these categorical standards, which are set forth in our Corporate Governance Principles, which can be accessed on our website at www.cssindustries.com/web/guest/corporate-governance.
Executive Sessions of Non-Management Directors
Ms. Matthias, in her capacity as Chair of the Nominating and Governance Committee, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.
Board Leadership Structure
Although our bylaws do not prohibit our chief executive officer from serving as chairman of our board of directors, these two positions are not held by the same individual, and they have not been held by the same individual since 1999, when Mr. Farber retired as our chief executive officer. The Nominating and Governance Committee and our Board believe that this organizational structure is appropriate because Mr. Farber, having previously served as our chief executive officer for approximately twenty years, is uniquely well-qualified to lead our Board and assist its committees in evaluating our performance and the performance of our chief executive officer.
In this regard, our independent directors sometimes invite Mr. Farber to participate in portions of their executive sessions, and our Human Resources and Audit Committees sometimes invite Mr. Farber to participate in portions of their executive sessions, conducted outside the presence of the chief executive officer. These sessions are chaired by Ms. Matthias in her capacity as Chair of the Nominating and Governance Committee, in the case of executive sessions of our independent directors and of the Nominating and Governance Committee, and by the Chairmen of the Human Resources and Audit Committees, respectively, in the case of executive sessions of their respective committees. While our independent directors value Mr. Farber’s perspective and insight, these directors (as well as the Audit, Human Resources and Nominating and Governance Committees) also meet on a regular basis without the participation of Mr. Farber, who does not qualify as an independent director under the rules of the NYSE.
Board’s Role in Risk Oversight
Management is responsible for risk management, including identifying risks, assessing threats posed by those risks, determining how those risks should be addressed, and monitoring the status of those risks and the status of any actions that management has determined to implement to address those risks. The Board’s role in risk management is to oversee these activities. The Board administers its oversight responsibilities with regard to risk management by considering management presentations and reports, engaging in discussions with management, questioning management, and constructively challenging management’s assessments and conclusions. The Board also directs management to consider, assess and report to the Board on matters that the Board views as potential risks, if management has not already identified or assessed those potential risks.

Operationally, the Board administers its risk oversight responsibilities at both the full Board level and at the Committee level. Generally, the full Board oversees risk management with respect to strategic and operational matters and as to risks that may significantly affect our business, results of operations or financial condition (which sometimes may involve risks primarily overseen at the Committee level). In this regard, there can be some overlap among matters overseen by the full Board and by Committees of the Board. The Audit Committee has primary oversight responsibility for risks that may impact the effectiveness of our internal controls over financial reporting, risks associated with pending and threatened litigation and those associated with our compliance with laws, rules and regulations applicable to our business. The Audit Committee oversees the activities of the Company’s internal audit function and receives regular reports on internal audit’s work as a means of evaluating the effectiveness of the Company’s internal controls, management’s procedures to identify and address business risks, and management’s responses to those risks. The Human Resources Committee has primary responsibility for overseeing risks associated with our compensation and benefits policies and practices.
Our executive management identifies operational and strategic risks through, among other methods, regular and frequent communication with the personnel (such as the operations, sales and marketing staff) of our business units.  Our chief executive officer routinely discusses operational and strategic risks with the appropriate employees at each of our businesses.  In addition, our chief financial officer, general counsel and vice president of operations frequently participate in meetings with the staff at each of our businesses in order to understand operational and strategic risks.
As risks are identified, our executive management assesses, or oversees the assessment of, such risks. Following assessment, our executive management determines how those risks will be addressed and monitors the status of those risks and of any actions that management has determined to take to address those risks. These activities form the basis for our executive management’s reports to the Board and/or Committees of the Board on risks that may affect the business.
Communications with the Board
Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Ms. Matthias c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Ms. Matthias will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as she deems appropriate.
Consideration of Director Candidates
The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of our stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes mentioned above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees.
We do not have a formal policy with regard to the consideration of diversity in identifying nominees to stand for election to our Board. Our Board selects nominees after considering the recommendations of the Nominating and Governance Committee. In developing its recommendations, the Nominating and Governance Committee may consider, among other factors mentioned above, the interplay of the candidate’s experience with the experience of other Board members. In considering this factor, the Nominating and Governance Committee may take into account the extent to which a candidate’s experience broadens the range of experience already represented on the Board. The Nominating and Governance Committee believes that the interplay of a candidate’s experience with the experience of other Board members is one of multiple factors that may be appropriate for consideration in formulating its recommendations. Likewise, in considering the nominees recommended by the Nominating and Governance Committee, our Board may consider the interplay of a candidate’s experience with the experience of other Board members, among other factors.
Under our bylaws, (i) no director, other than a director serving as Chairman of the Board, is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such Director reaches or has reached his or her 77th birthday, and (ii) a director serving as Chairman of the Board is not eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such director reaches or has reached his or her 82nd birthday.
Stockholders can recommend candidates for nomination by writing to Ms. Matthias, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. To submit a candidate for consideration in connection with our 2015 Annual Meeting of Stockholders, a stockholder must submit the following information by February 19, 2015: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee may seek additional information regarding the candidate. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above, and it will evaluate candidates recommended by stockholders in the same manner in which it evaluates candidates recommended by others. After full consideration, the Nominating and Governance Committee will notify the stockholder proponent of the Nominating and Governance Committee’s determination.
Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)
We have a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, and it contains specific provisions relating to our chief executive officer and our senior financial employees. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by us with the SEC and in other public communications we make; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the corporate governance page of our website, www.cssindustries.com/web/guest/corporate-governance.
RELATED PARTY TRANSACTIONS
We do not have a formal policy on related party transactions. However, our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. These codes are intended to ensure that transactions that may involve conflicts of interest are identified, reviewed and approved. Our Director Code states that directors should avoid conflicts of interest, including those arising indirectly from activities of immediate family members, and report to the Chair of the Nominating and Governance Committee any situation that may involve a conflict of interest.
Under our Employee Code, our employees, including our executive officers, must observe honest and ethical behavior and avoid conflicts of interest, including those arising from activities of family members. We encourage dialog between employees and their supervisors to bolster awareness of situations that may pose ethical questions, including conflicts of interest. We expect employees to report suspected violations of the

Employee Code to our legal department for investigation. Under our Employee Code, our chief executive officer, chief financial officer, controller and those performing similar functions must disclose to our general counsel any material transaction or relationship that reasonably may be expected to violate the Employee Code, including actual or apparent conflicts of interest.
If a material transaction that may pose a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our general counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.
On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance, to identify instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K. Since the beginning of our 2014 fiscal year, we have not had any transactions required to be reported under Item 404(a) of SEC Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our current and former executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers” or “named executives.”
Compensation Objectives
We have designed our executive compensation program to address principally the four objectives identified in the following table. This table also identifies the type(s) of compensation we utilize to address each objective:
Compensation Objectives and Corresponding Types of Compensation Utilized

Objective	Type
Competitiveness — providing compensation that is appropriately competitive to attract and retain executive talent, taking into account the size and business of CSS and its subsidiaries	Salary Incentive Compensation Equity Compensation
Performance Incentives — incentivizing and rewarding the achievement of performance goals	Incentive Compensation Equity Compensation
Ownership Incentives — encouraging the aggregation and maintenance of equity ownership to align executive and stockholder interests	Equity Compensation
Retention Incentives — incentivizing long-term continued employment with us	Equity Compensation
Say-on-Pay Consideration
At our Annual Meeting of Stockholders held on July 30, 2013, our stockholders voted to approve, on an advisory basis, the compensation paid to our named executive officers for our fiscal year ended March 31, 2013, with over 97% of the votes cast on the matter being for approval of our “say-on-pay” proposal. The Human Resources Committee believes that these results reflect that the holders of a substantial majority of our common stock concurred with the Company’s compensation objectives and its fiscal 2013 compensatory practices. Taking the results of the say-on-pay vote into consideration, the Human Resources Committee determined not to make significant changes to the Company’s compensatory practices during fiscal 2014.
Fiscal 2014 Compensation
Pay for Performance
To incentivize performance that benefits our stockholders, we have designed our compensation program to make a meaningful portion of target total direct compensation (salary, plus target annual incentive compensation, plus long-term incentives) dependent on the achievement of performance goals. For fiscal 2014, we increased the weight attributed to the performance component of our bonus program to 80% of each executive’s target bonus amount, up from 75% in fiscal 2013. Correspondingly, we reduced the weight attributed to the discretionary component to 20%, down from 25% in fiscal 2013. We made these changes to further align pay with performance. Payouts under the performance component were determined based on the extent to which management attained the specified performance goals. Payouts under the discretionary component were determined at the discretion of the Human Resources Committee.
Similarly, we structured our long term incentive awards for fiscal 2014 to include performance goals. These awards consisted of non-qualified stock options and restricted stock units (“RSUs”). The stock options will not vest or become exercisable unless a total stockholder return (“TSR”) performance goal is met, except that vesting and exercisability are accelerated upon a change of control. Likewise, the RSUs will not vest or be redeemed for shares of CSS common stock unless the same TSR performance goal is achieved, except that vesting and redemption are accelerated upon a change of control.
As shown in the table below, approximately 65% of Mr. Munyan’s target total direct compensation (“TTDC”) for fiscal 2014 was conditioned upon the achievement of performance goals or (in the case of the discretionary component of the bonus program) was subject to the discretion of the Human Resources Committee. The percentages for our other named executives ranged from approximately 50% to 59%. Mr. Farber does not appear in the table because he does not participate in our bonus program or our equity compensation program.
Fiscal 2014 — Portion of TTDC Subject to Performance Goals or Committee Discretion

Executive	Salary ($)	Target bonus amount ($)	Stock awards ($)	Option awards ($)	TTDC ($)	TTDC subject to performance goals or committee discretion ($)	TTDC subject to performance goals or committee discretion (%)
C. J. Munyan	590,073	590,073	164,080	351,155	1,695,381	1,105,308	65%
V. A. Paccapaniccia	354,781	283,825	82,040	147,651	868,297	513,516	59%
W. G. Kiesling	346,489	277,191	82,040	147,651	853,371	506,882	59%
C. A. Sorensen	260,230	156,138	32,816	68,572	517,756	257,526	50%
L. F. Gilner	338,130	270,504	26,663	74,655	709,952	371,822	52%
In the tables that follow, we compare the TTDC components that were available to be awarded to our chief executive officer in each of the last three fiscal years (Table 1) to the corresponding amounts that were paid out or which may be considered realized (based on the methodology described below) as of March 31, 2014 (Table 2).
Table 1 presents each component of our chief executive officer’s TTDC for each of the last three fiscal years. The stock award and option award amounts in Table 1 reflect the grant date fair value of each such award, the same value at which such awards are required, under applicable SEC regulations, to be reflected in the Summary Compensation Table included in this Proxy Statement.
Table 1 — TTDC — Chief Executive Officer

Fiscal Year	Salary ($)	Target bonus amount ($)	Stock awards ($)	Option awards ($)	TTDC ($)
2014	590,073	590,073	164,080	351,155	1,695,381
2013	572,886	572,886	237,958	277,714	1,661,444
2012	556,200	556,200	292,500	247,799	1,652,699
3-Year Total	1,719,159	1,719,159	694,538	876,668	5,009,524

Table 2 below shows how the Company’s performance and the Human Resources Committee’s discretion have affected bonus payouts, and how the design of our long-term incentives affect realization of the stock awards and option awards granted to our chief executive officer:

Table 2 — Total Direct Compensation that may be Considered Realized at 3/31/2014 as a Percentage of TTDC — Chief Executive Officer

Fiscal Year	Salary ($)	Bonus payout ($)	Value of stock awards at 3/31/2014 ($)	Intrinsic value of option awards at 3/31/2014 ($)	Total direct compensation at 3/31/2014 ($)	Total direct compensation as of 3/31/2014 as a percentage of TTDC (%)
2014	590,073	436,654	—	—	1,026,727	61%
2013	572,886	386,792	415,702	349,530	1,724,910	104%
2012	556,200	318,703	475,200	360,360	1,710,463	103%
3-Year Total	1,719,159	1,142,149	890,902	709,890	4,462,100
Comparison to Table 1 amount (%)	100%	66%	128%	81%	89%
Below, we further discuss the information presented in the preceding tables:
Bonus Payouts.    In Table 2, the “bonus payout” column shows the portion of the target bonus amount from Table 1 that we actually paid for each of the last three fiscal years. Payouts under the performance component were based on the level of earnings per share (“EPS”) achieved by CSS, after certain adjustments determined at the beginning of the performance period, as compared to threshold and target levels of EPS established by the Human Resources Committee at the beginning of the performance period. Based on the level of EPS achieved (as adjusted), payouts under the performance component represented approximately 80%, 68% and 50%, respectively, of the target for such component for fiscal 2014, 2013 and 2012. Payouts under the discretionary component were approximately 50%, 66% and 87%, respectively, of the target for such component for each such fiscal year.
Based on our use of performance goals and (in the case of the discretionary component of the bonus program) the exercise of discretion by the Human Resources Committee, payouts to our chief executive officer over the past three fiscal years have amounted to approximately 66% of the aggregate target bonus amount for such period. We believe that the design of our bonus program has resulted in payouts reflecting appropriate correlation between pay and performance. We also believe that our bonus program is designed to provide meaningful incentives and rewards for our chief executive officer to achieve performance goals designed to benefit our stockholders.
Fiscal 2014 Stock Awards and Option Awards.    The stock awards (consisting of RSUs) and option awards for fiscal 2014 are valued at zero in Table 2 because these awards are subject to a TSR performance goal that has not been attained. If the TSR performance goal is not attained on or prior to the fourth anniversary of the grant date (and in the absence of a change of control), the RSUs will not vest or be redeemed for CSS common stock, and the stock options will not vest or become exercisable.
Fiscal 2013 and 2012 Stock Awards.  The stock awards for fiscal 2013 and 2012 consist of RSUs subject to TSR performance goals that have been satisfied. These RSUs remain subject to service-based vesting conditions that were not satisfied as of March 31, 2014. For any RSUs that become vested, value realization will take place four years after the respective grant dates (May 2015 for the fiscal 2012 awards and May 2016 for the fiscal 2013 awards), at which time all vested RSUs will automatically be redeemed for an equivalent number of shares of CSS common stock. Although these awards were not vested as of March 31, 2014 and value realization will not take place until 2015 and 2016, these awards are valued in Table 2 at the closing market price per share of CSS common stock on March 31, 2014 of $27.00, less the present value of anticipated regular quarterly dividends between March 31, 2014 and the redemption dates. We adjusted for dividends because we do not pay or accrue dividends or dividend equivalents on outstanding RSUs.
We structured the aforementioned stock awards to incentivize and reward performance intended to benefit our stockholders. The growth in the value of the RSUs reflects factors that directly benefit our stockholders: (i) the achievement of the applicable TSR performance goals, and (ii) stock price appreciation. The value ultimately realized from these awards will depend on: (i) the extent to which the service-based vesting conditions become satisfied, and (ii) the market price of our common stock at the time of redemption in 2015 and 2016. In this regard, these awards continue to address our objectives of providing retention incentives and, given that value realization is dependent on our stock price at the time of redemption, performance incentives.
Fiscal 2013 and 2012 Option Awards.  The option awards for fiscal 2013 and 2012 consist of options subject to TSR performance goals that have been satisfied. These options remain subject to service-based vesting conditions that were partially satisfied as of March 31, 2014. As of such date, 25% of the fiscal 2013 options and 50% of the fiscal 2012 options had become vested and exercisable, and these options were in fact exercised by Mr. Munyan during fiscal 2014. In Table 2, the unexercised portion of these option awards is valued at the difference between the closing market price per share of CSS common stock on March 31, 2014 of $27.00 and the respective exercise prices of $18.48 and $18.25 per share. The exercised portion is valued at the difference between the closing market price on the day prior to the date of exercise of $29.52 per share and the respective exercise prices. The value shown includes all options covered by such awards, including those that were not vested or exercisable as of March 31, 2014.
We structured the foregoing option awards to incentivize and reward performance intended to benefit our stockholders. The growth in the intrinsic value of the option awards reflects factors that directly benefit our stockholders: (i) the achievement of the applicable TSR performance goals, and (ii) stock price appreciation. Given that these awards become exercisable in installments over time (as service-based vesting conditions become satisfied), and given that value realization depends on our stock price at the time of exercise, these awards continue to address our objectives of providing retention and performance incentives.

Use of Comparative Data
In this section, we describe the comparative data considered by us in making compensatory determinations for fiscal 2014 and how that data was obtained. In later sections, we discuss how we utilized such comparative data in making our compensatory determinations.
The Human Resources Committee uses comparative compensation data to address its “competitiveness” compensation objective. The Committee utilizes its independent executive compensation consultant, F.W. Cook, to obtain, analyze, and advise the Committee with respect to comparative compensation data from a peer group of public companies and from available executive compensation surveys.
In consultation with F.W. Cook, the Committee has determined that comparative data should be obtained, analyzed and considered by the Committee periodically, but not necessarily every year. In this regard, the Committee directly engaged F.W. Cook to perform an executive compensation review that was utilized and considered by the Committee in making compensatory determinations for the immediately preceding fiscal year, fiscal 2013 (the “prior year review”). The prior year review included an analysis of executive compensation data from the proxy statements of a peer group of public companies comparable to CSS, as well as an analysis of compensation information from a national general industry survey.
The peer group used for the prior year review consisted of the following 15 public companies: American Greetings Corporation; Blyth, Inc.; CDI Corp.; Destination Maternity Corporation; Ennis, Inc.; Helen of Troy Limited; Hooker Furniture Corporation; JAKKS Pacific, Inc.; Kid Brands, Inc.; Knoll, Inc.; Lannett Company, Inc.; Libbey Inc.; Lifetime Brands, Inc.; National Presto Industries, Inc.; and Neenah Paper, Inc. This group was developed by F.W. Cook and approved by the Human Resources Committee, taking into account F.W. Cook’s recommendations. Members of the peer group were selected based on similarity to CSS with regard to business type and scope of operations, measured principally by revenues, earnings, market capitalization and location.
In the prior year review, F.W. Cook compared the total compensation paid to our four most highly compensated executive officers for fiscal 2013 to that received by comparable executives at each of the peer companies. The elements of pay included in such analysis were base salary, annual incentives and long-term incentives. Comparisons were based on an executive’s position and on pay rank (i.e., highest paid vs. highest paid, 2nd highest paid vs. 2nd highest paid, etc.). The Human Resources Committee took this comparative data into account and used it as a point of reference in setting salaries for fiscal 2013 and in structuring annual and long term incentives for fiscal 2013.

In making compensatory determinations for fiscal 2014, the Human Resources Committee was cognizant that the comparative data from the prior year review had been taken into account by the Committee in designing the Company’s compensation program for fiscal 2013, and the Committee used the fiscal 2013 compensation program as a starting point of reference in making compensatory decisions for fiscal 2014. In addition, the Committee engaged F.W. Cook to advise the Human Resources Committee as to general trends and developments in executive compensation subsequent to the preparation of the prior year review and, with respect to long term incentives, to provide the Committee with an updated comparative analysis of share usage, dilution and fair value transfer for the peer group used for the prior year review. While F.W. Cook’s trends and developments report did not, and was not intended to, update all of the comparative data in the prior year review, such report addressed marketplace trends and developments affecting levels of compensation, compensation structure and mix, and regulatory developments. In making its compensatory decisions for fiscal 2014, the Human Resources Committee considered the generalized “trends and developments” information and F.W. Cook’s updated comparative analysis of peer group share usage, dilution and fair value transfer data.
Base Salaries
In setting base salaries for our executive officers for fiscal 2014, the Human Resources Committee considered, among the other factors discussed below, the Company’s proposed budget (of approximately 3%) for fiscal 2014 salary increases. In considering the appropriateness of such budget, the Human Resources Committee consulted with F.W. Cook and considered information provided by F.W. Cook as part of its report on general trends and developments in executive compensation.
For fiscal 2014, the Human Resources Committee increased Mr. Munyan’s annual base salary by approximately 3% to $590,073. In so doing, the Human Resources Committee took into account, in addition to the salary increase budget mentioned above, CSS’ performance during fiscal 2013, Mr. Munyan’s individual performance during such period, his skill set and experience relative to the needs of CSS, his tenure in his current position, and his expected future contributions to CSS. In addition, the Human Resources Committee considered the advice of F.W. Cook, including the information provided as part of its general trends and developments report. The Human Resources Committee did not attribute any particular weight to the individual factors that it considered.
In approving annual base salary increases for Messrs. Paccapaniccia, Kiesling and Sorensen and Ms. Gilner, which ranged from 2% to 6%, the Human Resources Committee considered the same factors as those discussed above with respect to Mr. Munyan. In addition, the Committee considered Mr. Munyan’s evaluation of each executive’s individual performance, and his recommendations as to their respective salary increases. Futhermore, in the case of Ms. Gilner, the Human Resources Committee considered the performance of the business unit for which she then had responsibility as a subsidiary president. The Human Resources Committee did not attribute any particular weight to individual factors.
In determining Mr. Farber’s annual base salary for fiscal 2014, the Human Resources Committee took into account Mr. Farber’s value to CSS in his role as executive chairman, his skill set and experience relative to such position and to the needs of CSS, his tenure with CSS and his expected future contributions to CSS. The Human Resources Committee also considered Mr. Farber’s view that his salary not be increased. The Committee did not attribute any particular weight to individual factors.

Annual Incentive Compensation
Fiscal 2014 Bonus Program Design
We provide annual incentive compensation opportunities under our bonus program. Our program has two components: (i) a performance component under our MIP for which payouts are determined by the level of achievement of performance goals established by the Human Resources Committee at the beginning of the performance period; and (ii) a discretionary component which may be paid in whole or in part at the discretion of the Human Resources Committee. Payouts under the discretionary component are determined taking into account the extent to which pre-established individual goals are achieved. We set target award levels for our executives based on a percentage of their respective salaries. Maximum award levels are equal to 200% of each executive’s target award level. The threshold amount represents the minimum payout for a specified level of performance versus a goal. For the fiscal year ended March 31, 2014, the applicable target award level percentages, and the threshold, target and maximum award amounts, were as follows (Mr. Farber does not appear in the table below because he does not participate in the bonus program):
Fiscal 2014 Bonus Program Summary(1)

Executive	Target as % of base salary	Threshold ($)	Target ($)	Maximum ($)
C. J. Munyan	100%	92,901	590,073	1,180,146
V. A. Paccapaniccia	80%	44,685	283,825	567,650
W. G. Kiesling	80%	43,641	277,191	554,382
C. A. Sorensen	60%	24,582	156,138	312,276
L. F. Gilner	80%	15,971	270,504	541,008
______________________

(1)
The threshold column assumes no payouts under the discretionary component. The target and maximum columns assume payouts under the discretionary component at the target and maximum levels, respectively.

We set target award levels for fiscal 2014 using the same percentages that we used in fiscal 2013 and in prior periods. These percentages are designed to make a meaningful amount of each executive’s target total cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives, and in the case of the discretionary component, subject to Human Resources Committee discretion. We retained the same target percentages that we have used in the past in part because, taking into consideration F.W. Cook’s prior year executive compensation review and its trends and developments report for fiscal 2014, we believe that they result in target award levels that are competitive.
The table below shows the weight attributed to the performance component and the discretionary component, respectively, of each fiscal 2014 award to our named executives under our bonus program. As further explained below, in the case of Ms. Gilner, the performance component had two sub-components.
Weight Assigned to Bonus Program Components — Fiscal 2014

	Performance Component		Discretionary component
Executive	CSS EPS	Business unit operating income
C. J. Munyan	80%	—	20%
V. A. Paccapaniccia	80%	—	20%
W. G. Kiesling	80%	—	20%
C. A. Sorensen	80%	—	20%
L. F. Gilner	30%	50%	20%
Payouts under the CSS EPS performance component are determined by the level of diluted EPS attained by CSS. No amounts are paid under this component unless CSS achieves EPS in excess of a minimum “threshold” level. If the threshold level is exceeded, the amount paid out depends on the extent to which the attained level of EPS exceeds the minimum level. Likewise, specified “target” and “maximum” EPS levels must be reached for payouts to be made at the target and maximum levels, respectively. The threshold, target and maximum EPS levels were determined by the Human Resources Committee at the beginning of the performance period, at which time the Committee also determined that for purposes of determining payouts, actual EPS would be adjusted to exclude the effects of certain specified events, such as, for example, gains and losses from acquisitions and divestitures, certain restructuring charges, extraordinary items, and the cumulative effect of accounting changes.
For fiscal 2014, the Human Resources Committee set the minimum level of EPS needed for payouts under the CSS EPS component at $1.59 per share, at which level payouts would be equal to approximately 19.68% of each executive’s target amount for such component. At higher EPS levels, each executive’s payout under such component would be higher, and the magnitude of the increase would be determined by the extent to which the achieved level of EPS exceeded the minimum level. If the target EPS level of $2.05 per share was attained, then payouts would be equal to 100% of each executive’s target amount for the CSS EPS component. If the achieved level of EPS exceeded the target level, payouts would be increased further (based on the extent to which the target level was exceeded), subject to a maximum payout equal to 200% of each executive’s target for the CSS EPS component, which amount would be payable if EPS was equal to or in excess of $2.49 per share.
Ms. Gilner left the employment of the Company during fiscal 2014 and, consequently, she was not eligible to receive payouts under the bonus program for fiscal 2014. Any payouts to Ms. Gilner under the business unit performance component would have been determined by the level of operating income generated by C.R. Gibson. The methodology for determining payouts under this component would have been identical to that described above with respect to the CSS EPS component, except that the unit of measure would have been C.R. Gibson’s operating income, the achieved level of which would have been measured against threshold, target and maximum levels set by the Human Resources Committee at the beginning of the performance period. For purposes of determining payouts, operating income would have been adjusted to exclude the effects of specified events similar to those for which adjustments are made under the CSS EPS component. Such events were specified by the Human Resources Committee at the beginning of the performance period.
With regard to the CSS EPS and the business unit operating income components, the Human Resources Committee retains discretion to reduce or eliminate any payout under such components based on individual performance or any other factors that the Human Resources Committee deems appropriate.
We selected EPS as a principal measure of performance because we believe it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. We included business unit operating income as a performance measure for Ms. Gilner because it provides a reliable overall measure of the performance of the operations that she then supervised as a subsidiary president. At the time that we set the threshold, minimum and target levels for EPS and operating income, we believed that results above the minimum levels were reasonably attainable with a strong performance, and that results near or at the target levels would be challenging to achieve. We also believed that actual achievement of the minimum and target levels for both EPS and operating income was substantially uncertain.
Payouts, if any, under the discretionary component are determined in the sole discretion of the Human Resources Committee. Payouts under the discretionary component are determined taking into account the extent to which pre-established individual goals are achieved. The discretionary component provides the Human Resources Committee with flexibility to incentivize and reward individual management performance as deemed appropriate by the Human Resources Committee.
Payouts under the Bonus Program for Fiscal 2014
The table below summarizes all payouts under our bonus program for fiscal 2014, including the components thereof:
Payouts Under Bonus Program — Fiscal 2014

Executive	CSS EPS(1) ($)	Business Unit Performance ($)	Discretionary(2) ($)	Total Payout ($)
C. J. Munyan	377,647	n/a	59,007	436,654
V. A. Paccapaniccia	181,648	n/a	29,713	211,361
W. G. Kiesling	177,402	n/a	29,205	206,607
C. A. Sorensen	99,928	n/a	18,945	118,873
L. F. Gilner(3)	—	—	—	—
________________________

(1)	The amounts in the “CSS EPS” column appear in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in the “Discretionary” column appear in the Summary Compensation Table under “Bonus.”

(3)
Ms. Gilner’s employment with us ended on December 2, 2013. Since she was not employed by us at the end of our 2014 fiscal year, she was not eligible to receive a payout under the bonus program for fiscal 2014.

To determine payouts under the CSS EPS component, we adjusted actual EPS downward to exclude the effect of certain tax benefits reflected in our results of operations for fiscal 2014, resulting in payouts approximately equal to 80% of each executive’s target amount for the CSS EPS component.
In approving payouts under the discretionary component with regard to executives other than Mr. Munyan, the Human Resources Committee considered the recommendations of Mr. Munyan, including his evaluation of each executive’s individual performance during fiscal 2014. Mr. Munyan did not provide a recommendation as to his own payout under the discretionary component. In approving a payout of $59,007 to Mr. Munyan under the discretionary component, equating to approximately 50% of Mr. Munyan’s target amount for the discretionary component, the Human Resources Committee considered the Company’s overall performance in fiscal 2014, as well as his performance with respect to his individual goals for fiscal 2014, which addressed, among other things, certain financial metrics, specified sales and marketing initiatives, inventory management and the financial performance of certain product categories.

Long-Term Incentives—Equity Compensation
We utilize equity compensation as our principal method for providing long-term incentives. For fiscal 2014, we granted equity compensation awards to our named executives (other than Mr. Farber) in the form of performance-based RSUs and performance-based stock options.
The RSUs and stock options granted to our named executives in fiscal 2014 were subject to a performance goal requiring attainment of TSR of at least 30% within a four-year performance period which commenced on the grant date, May 24, 2013. TSR is measured by stock price performance and dividend accumulation and reinvestment. Attainment of the performance goal is determined by comparing: (a) the average closing price for a share of CSS common stock (as adjusted to reflect reinvestment of dividends paid) over a period of 60 consecutive trading days during the performance period, to (b) $29.55 per share, the closing price per share on May 23, 2013, which was the last trading day prior to the grant date.
If the TSR performance goal is not satisfied by the fourth anniversary of the grant date, then the RSUs and stock options will not vest, and will expire on the fourth anniversary of the grant date, except that vesting and exercisability of stock options and vesting and redemption of RSUs are accelerated upon a change of control. Otherwise, vesting–which is also subject to satisfaction of the service-based vesting conditions described below–will depend on the period in which the performance goal becomes satisfied, as reflected in the table below:

Period in which performance goal is satisfied	Vesting schedule for stock options	Vesting schedule for RSUs
During the 1st year following the grant date	25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
During the 2nd year following the grant date	50% on the 2nd anniversary of the grant date, and 25% on each of the 3rd and 4th anniversaries of the grant date
During the 3rd year following the grant date	75% on the 3rd anniversary of the grant date, and 25% on the 4th anniversary of the grant date
During the 4th year following the grant date	100% on the 4th anniversary of the grant date	100% on the 4th anniversary of the grant date
The foregoing awards are also subject to service-based vesting conditions requiring the executive to remain in the employment of CSS or a CSS subsidiary on the relevant vesting date. The stock options, which have a seven-year term, become exercisable from and after the date on which they vest and remain exercisable until they expire or are terminated in connection with a termination of the executive’s employment with us. The RSUs, if and to the extent that they become vested, will be redeemed automatically for shares of CSS common stock on the fourth anniversary of the grant date.

We grant stock options as part of our long-term incentives because we believe that they provide a strong incentive to increase stockholder value, given that value realization depends upon the extent to which the market price of our common stock appreciates following the grant date. We grant RSUs in part to address our compensation objectives of providing retention and ownership incentives.
We made our fiscal 2014 equity compensation grants subject to the satisfaction of a performance goal to enhance the alignment of interests between management and our stockholders by requiring stockholder value to be enhanced to a certain minimum extent as a prerequisite to management’s ability to realize value from such grants. We chose TSR as the performance metric because we believe it is a reliable indicator of management’s effectiveness at enhancing stockholder value over time. At the time that we set the performance goal requiring TSR of not less than 30%, we believed that achievement of such goal was substantially uncertain. In structuring and implementing the aforementioned performance goal, the Human Resources Committee considered the advice and recommendations of F.W. Cook.
To determine the number of stock options and RSUs granted to each of our named executives for fiscal 2014, we used our annual equity grants for fiscal 2013 as a starting point of reference. We noted that the annual equity grants for fiscal 2013, inclusive of equity grants to grantees who are not named executives, had an aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of approximately $1.85 million. We used that amount as a starting point and considered it in reference to F.W. Cook’s comparative analysis of updated peer group share usage, dilution and fair value transfer data. Based on its consideration of these factors, the Human Resources Committee developed a budget limit of $1.8 million for the fiscal 2014 annual equity grants.
The fiscal 2014 annual equity grants were approved by the Human Resources Committee on May 24, 2013, with an aggregate grant date fair value of approximately $1.78 million. The RSUs had a grant date fair value of $20.51 per share, and the stock options had a grant date fair value of $11.06 per share. We determined to allocate approximately 67% of each named executive’s individual award to stock options and the remaining part of approximately 33% to RSUs. We based these allocations on the grant date fair value for each award type. Pursuant to applicable provisions of our 2004 Stock Plan, the exercise price for the stock options is equal to the closing market price on the last trading day prior to the grant date of $29.55 per share.
In determining our named executives’ individual grant levels for fiscal 2014, we considered their grant levels in the preceding year; their performance; their expected future contributions; our compensation objectives to provide appropriate performance, ownership and retention incentives; and the advice and recommendations of F.W. Cook. In the case of Mr. Munyan, we also considered the performance of CSS in fiscal 2013. Furthermore, in the case of executives other than Mr. Munyan, we considered Mr. Munyan’s recommendations. Mr. Munyan did not recommend a grant level with regard to himself. We did not attribute any particular weight to the individual factors considered.
Fiscal 2015 Equity Compensation Grants
On May 23, 2014, the Human Resources Committee of our Board granted performance-based stock options and performance-based RSUs to certain of our named executive officers as follows:

Executive	Shares underlying stock option grants (#)	Shares underlying RSU grants (#)
Christopher J. Munyan	39,000	10,000
Vincent A. Paccapaniccia	16,250	4,075
William G. Kiesling	16,250	4,075
Christian A. Sorensen	10,100	2,550
The foregoing grants were made under our 2013 Stock Plan. The stock options have an exercise price of $24.52 per share and a seven-year term. Vesting of the RSUs and exercisability of the stock options are contingent upon satisfaction of a performance goal and service-based vesting conditions identical to those applicable to the fiscal 2014 annual equity grants (as described under Long Term Incentives – Equity Compensation), except that the base price for purposes of determining satisfaction of the TSR performance goal is $24.52 per share, the closing price per share on May 22, 2014 (the last trading day prior to the grant date).

Personal Benefits
We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-owned or leased automobile (or a car allowance) and, for Philadelphia-based executives, parking fees. In addition, each named executive officer employed by CSS participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed by CSS is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and is capped at $100 per month. During fiscal 2014, we also paid the premiums for supplemental life insurance policies for Messrs. Munyan, Kiesling and Sorensen. These policies provide a death benefit of $500,000 for each of Messrs. Munyan and Kiesling and $150,000 for Mr. Sorensen. Finally, we pay the cost for Mr. Munyan’s membership in a professional association. The incremental cost to us of these benefits is reflected in the “All other compensation” column of the Summary Compensation Table.

Role of Executive Officers in Determining Executive
Compensation for Named Executive Officers
With respect to our fiscal year ended March 31, 2014, Messrs. Munyan and Kiesling, aided by our human resources staff and F.W. Cook, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s recommendations with regard to equity compensation grant levels for named executives and with regard to the other elements of compensation of the Company’s named executives, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.
Stock Option Grant Practices
The Human Resources Committee considers stock option grant recommendations for annual long-term incentive awards once per year, so that grants become effective on the third trading day after the public release of our financial results for the preceding fiscal year. Additionally, the Human Resources Committee considers stock option grant recommendations for new hires and promotions on a quarterly basis, so that grants become effective on the third trading day after the public release of our financial results for the preceding fiscal quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transactions Guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.

Equity Ownership Policy
We have an equity ownership policy that is applicable to our named executives. This policy provides that if an executive acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary, as provided below:

Executive(1)	Multiple
C. J. Munyan	2.0x
V. A. Paccapaniccia	1.5x
W. G. Kiesling	1.5x
C. A. Sorensen	1.5x
____________________________
(1) Mr. Farber is not listed because he does not participate in our equity compensation program. Ms. Gilner is not listed because the policy does not apply to former employees.
For purposes of determining a named executive’s required level of ownership under the policy, such executive’s salary is deemed to be his or her annual base salary on a specified measurement date. The measurement date, which is automatically updated once every three years, is currently April 1, 2014. Effective on the third anniversary of such date, the measurement date will automatically become April 1, 2017. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive are valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.
Exceptions under the policy allow an executive to sell or transfer shares of CSS common stock as follows:

•
as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired at the time of exercise (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and

•
as part of the exercise of a stock option or the vesting of other forms of equity compensation, a portion of the shares of CSS common stock acquired at the time of exercise or vesting (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or vesting in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold at such time in an amount equal to no more than 50 percent (25 percent in the case of the chief executive officer) of the after-tax net profits resulting from such exercise or vesting.

Additionally, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that otherwise would not be permissible under the policy following the Human Resources Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.
Under the policy, if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive grants of equity compensation for a period of two years after the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later. Each of our named executives has maintained compliance with our ownership policy.
Ongoing And Post-Employment Compensation
As discussed below, we have plans and agreements that address compensation for our named executive officers that accrue value as the named executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan for Senior Management and Other Severance Arrangements
We have a Severance Pay Plan for Senior Management (the “SPP”), the purpose of which is to alleviate some of the financial hardship that eligible participants may experience when their employment is terminated. In addition, the SPP is designed to provide consistent, uniform severance practices to be used for eligible participants throughout our organization. The SPP applies to all of our named executives other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.
The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium contributions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium contributions) for one year. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to Company-paid or reimbursed medical insurance premiums. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.
As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Messrs. Farber, Munyan and Paccapaniccia because they each have individual severance arrangements providing benefits in excess of those available under the SPP. Upon termination without cause, the benefits provided under these individual severance arrangements would consist of salary continuation benefits for 24 months in the case of Mr. Munyan and 12 months in the case of Messrs. Farber and Paccapaniccia. Any payments due to Mr. Munyan more than one year after termination would be reduced by any compensation he receives for his services following the one-year anniversary of such termination.
Under Mr. Munyan’s individual severance arrangement, we would also provide him with certain medical benefits for up to 18 months and limited outplacement services. Under the individual severance arrangement with Mr. Farber, we would also provide certain medical benefits and tax reimbursement payments (solely for income and payroll taxes relating to such medical benefits) to Mr. Farber and his spouse for their respective lifetimes.
All of the termination payments described above are contingent upon our receipt of a release of claims from the executive. For further information, see the discussion of the SPP and of our individual severance arrangements with Messrs. Farber, Munyan and Paccapaniccia and Ms. Gilner under Potential Payments Upon Termination or Change of Control.
Change of Control Severance Pay Plan for Executive Management
We have a Change of Control Severance Pay Plan for Executive Management (the “COC Plan”), under which five members of CSS’ senior management, including all named executive officers other than Mr. Farber and Ms. Gilner, are eligible to receive severance payments if (1) a “change of control” occurs, and (2) during the two-year period beginning on the date of such change of control, a covered executive is terminated for any reason other than for “cause” or a covered executive terminates his or her employment for “good reason.” The purpose of the COC Plan is to alleviate some of the financial hardship that covered executives may experience when their employment is terminated for a reason covered by the COC Plan following a change of control.
An executive qualifying for severance payments under the COC Plan will receive: (i) a payment equal to his or her “adjusted compensation” multiplied by 1.5 (2 in the case of Mr. Munyan); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her employment terminates, pro-rated to reflect his or her period of service during that fiscal year; and (iii) reimbursement for up to 18 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The COC Plan also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.
Under the COC Plan, an executive’s adjusted compensation is equal to his or her (i) annual base salary at termination, plus (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her employment terminates. Payments under the COC Plan (other than those related to medical insurance premiums) will be paid in a cash lump sum payment within sixty days after an executive’s employment termination date, unless delay is required to avoid adverse consequences under Section 409A of the Internal Revenue Code of 1986 (the “Code”). Reimbursements related to medical insurance premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.
An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan, such as the SPP. To be eligible for severance payments under the COC Plan, an executive must satisfy certain other criteria, including execution and delivery of a release of claims which includes certain non-competition and non-solicitation covenants.
401(k) Plan
The CSS Industries, Inc. 401(k) Plan (“CSS 401(k) Plan”) is a tax-qualified defined contribution plan available to salaried employees of CSS, Berwick Offray, C.R. Gibson and our Paper Magic Group, Inc. business, each of which is a participating employer in the plan. All of our named executives qualify to participate in the CSS 401(k) Plan. Under the plan, an employee may contribute, subject to plan limitations and limitations under the Code, up to a maximum of 100% of his or her cash compensation on a pre-tax basis. The Code generally limits employee pre-tax contributions to $17,500 per year. We provide a matching contribution equal to 50% of the first 4% of the cash compensation that an employee contributes in any year.
In addition, the plan provides a profit-sharing feature under which each employer participating in the CSS 401(k) Plan may make a discretionary annual contribution for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such discretionary contributions. The Contribution Limit is $260,000 for 2014 and was $255,000 for 2013.
The timing and amount of any profit-sharing contributions under the CSS 401(k) Plan are determined by the committee having responsibility for day to day administration of the plan (“Plan Committee”). The Plan Committee is comprised of certain members of CSS senior management, including Messrs. Kiesling and Paccapaniccia. As a matter of practice, the Plan Committee will not approve profit-sharing contributions except with the prior approval of the Human Resources Committee. We did not make any profit-sharing contributions under the CSS 401(k) Plan during our fiscal year ended March 31, 2014.
Under the CSS 401(k) Plan, matching and profit-sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.
Nonqualified Supplemental Executive Retirement Plan
CSS maintains a nonqualified supplemental executive retirement plan (“SERP”) for qualified employees of CSS and certain of its subsidiaries. The SERP is a defined contribution plan designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the CSS 401(k) Plan, because it exceeds the Contribution Limit imposed under the Code.

Under the SERP, if we make a profit sharing contribution under our CSS 401(k) Plan, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a specified percentage (determined by formula) of the amount by which the executive’s compensation exceeds the Contribution Limit. The formula yields a percentage amount equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans. In addition, the Human Resources Committee has discretion to credit an amount to a participant’s account under the SERP based on such percentage of the participant’s excess compensation as the Human Resource Committee determines.
Participants become vested in such “discretionary” contributions immediately at the time that such contributions are made. Participants become vested in all other SERP account balances in the same manner as participants in the CSS 401(k) Plan become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.
No contributions were provided under the SERP in fiscal 2014. For additional information, see the discussion under Nonqualified Deferred Compensation — Fiscal 2014.
Tax Considerations
Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a public company to its chief executive officer or certain other officers, unless certain conditions are met. Generally, compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code is exempt from the $1 million deductibility limit otherwise imposed by Section 162(m).
Our 2004 Stock Plan and our 2013 Stock Plan are designed to exempt income realized on the exercise of stock options from the deductibility limit imposed by Section 162(m) of the Code. Additionally, these plans provide the Human Resources Committee with the flexibility to grant restricted stock awards and stock bonus awards that qualify for the “qualified performance-based compensation” exemption under Section 162(m) of the Code. Likewise, our MIP contains provisions providing the Human Resources Committee with the flexibility to grant incentive awards that qualify for exemption from the $1 million deductibility limit under Section 162(m) of the Code.
While we consider the potential impact of Section 162(m) of the Code in making our compensatory decisions, we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so. For our fiscal year ended March 31, 2014, we believe that substantially all of the compensation paid to our executives was deductible.

HUMAN RESOURCES COMMITTEE REPORT
The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.
HUMAN RESOURCES COMMITTEE,
Elam M. Hitchner, III, Chairman
James H. Bromley
Rebecca C. Matthias

EXECUTIVE COMPENSATION
Summary Compensation Table — Fiscal 2014
The following table provides information about the fiscal 2014 compensation of our chief executive officer, our chief financial officer, and our three other most highly compensated employees serving as executive officers as of the end of fiscal 2014. This table also includes compensation information for the two immediately preceding fiscal years, except with respect to Mr. Sorensen, who was not one of our three other most highly compensated executive officers in fiscal 2013 or 2012. Additionally, this table provides compensation information for Laurie F. Gilner, the former president of our C.R. Gibson business. Ms. Gilner ceased serving in such capacity and as one of our executive officers effective December 2, 2013.

Name and principal position	Year(1)	Salary ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non- equity incentive plan compen-sation(5) ($)	Change in pension value and nonqualified deferred compensation earnings(6) ($)	All other compen-sation(7) ($)	Total ($)
Christopher J. Munyan	2014	590,073	59,007	164,080	351,155	377,647	33,559	31,906	1,607,427
President and Chief Executive Officer	2013	572,886	93,761	237,958	277,714	293,031	20,329	32,589	1,528,268
	2012	556,200	96,223	292,500	247,799	222,480	6,759	29,459	1,451,420
Vincent A. Paccapaniccia	2014	354,781	29,713	82,040	147,651	181,648	—	25,724	821,557
Vice President – Finance and Chief Financial Officer	2013	342,784	48,472	104,938	125,408	140,267	—	24,929	786,798
	2012	332,800	46,060	138,125	103,250	106,496	—	20,442	747,173
William G. Kiesling	2014	346,489	29,205	82,040	147,651	177,402	3,206	30,451	816,444
Vice President – Legal and Human Resources and General Counsel	2013	334,772	46,024	104,938	125,408	136,989	1,777	30,249	780,157
	2012	325,021	44,983	138,125	103,250	104,007	839	25,970	742,195
Christian A. Sorensen	2014	260,230	18,945	32,816	68,572	99,928	—	11,548	492,039
Vice President – Operations
Jack Farber	2014	400,000	—	—	—	—	68,576	23,189	491,765
Chairman	2013	400,000	—	—	—	—	43,705	22,917	466,622
	2012	400,000	—	—	—	—	11,281	17,710	428,991
Laurie F. Gilner	2014	228,888	—	26,663	74,655	—	—	397,703	727,909
Former President of C.R. Gibson, LLC	2013	331,500	—	51,730	61,795	54,260	—	44,515	543,800
	2012	325,000	13,000	65,000	55,066	39,000	—	104,637	601,703
___________________________

(1)	Reflects data for our fiscal year ended March 31 of the indicated year.

(2)	Reflects payouts under the discretionary component of our bonus program. For further information, see Annual Incentive Compensation.

(3)
Reflects the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for grants made in fiscal 2014, 2013 and 2012, respectively, are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2014. The awards for fiscal 2014 are subject to performance conditions as described under Long-Term Incentives–Equity Compensation. For information on the number of shares underlying fiscal 2014 grants, see the table and discussion under Grants of Plan-Based Awards — Fiscal 2014.

(4)
Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for fiscal 2014, 2013 and 2012, respectively, are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2014. The awards for fiscal 2014 are subject to performance conditions as described under Long-Term Incentives–Equity Compensation. For information regarding the number of shares underlying fiscal 2014 stock option grants and exercise prices, see the table and discussion under Grants of Plan-Based Awards — Fiscal 2014.

(5)
Reflects payouts under the performance component of our bonus program for the relevant fiscal year based on the achievement of applicable performance criteria. For further information, see Annual Incentive Compensation.

(6)	Reflects all aggregate earnings on the executive’s supplemental executive retirement plan (“SERP”) account. See Nonqualified Deferred Compensation — Fiscal 2014 for further information.

(7)
Amounts included under “All Other Compensation” are identified by type in the table that follows. A symbol or amount under an executive’s name indicates that the executive received the item of compensation or benefit identified to the left thereof. Where an amount appears, it reflects the aggregate incremental cost (in U.S. dollars) to us of providing the corresponding item to the executive.

Type	C. J. Munyan	V. A. Paccapaniccia	W. G. Kiesling	C. A. Sorensen	J. Farber	L. F. Gilner
Matching contributions under tax qualified 401(k) and profit sharing plans	•	•	•	•	•	•
Personal use of company car or car allowance	▲	▲	▲	•	▲	•
Reimbursement of medical and prescription costs not covered by insurance	•	•	•	•	•
Company-paid parking fees	•	•	•
Supplemental life insurance policy premiums	•		•	•
Professional association fees	•
Health club fees	•	•
Severance and other post-employment payments paid or accrued ª						356,130
Estimated post-employment medical benefits ª						20,304
Estimated tax reimbursements on post-employment medical benefits ª						9,550
____________________________

•	Denotes an item provided at an aggregate incremental cost to us of less than $10,000.
▲	Denotes an item provided at an aggregate incremental cost to us of less than $25,000.
ª
Denotes amounts paid or to be paid to Ms. Gilner or for her benefit under a separation agreement dated December 13, 2013 between Ms. Gilner and C.R. Gibson. This agreement is further described under Severance Agreements.

Employment Agreements
We have employment agreements with Messrs. Munyan, Paccapaniccia and Farber. Subject to applicable provisions of these agreements, the Human Resources Committee determines each executive’s annual base salary, target incentive compensation opportunity amount, and the form and amount of each executive’s long term incentives. Each employment agreement contains post-termination non-competition obligations on the part of the executive extending until one year after his or her last day of employment. Below is a description of other terms contained in such employment agreements:
Christopher J. Munyan.    The agreement with Mr. Munyan provides for: (i) an employment term as president and chief executive officer of CSS that presently extends until June 30, 2015, unless earlier terminated by either party, and (ii) automatic renewal of such employment term for a two-year term effective July 1 of each year, unless either party elects to prevent such renewal by providing written notice of non-renewal to the other party by at least ninety (90) days prior to July 1 of each year.
Vincent A. Paccapaniccia.    The agreement with Mr. Paccapaniccia provides for: (i) an employment term that extends until March 31, 2015, unless earlier terminated by either party, and (ii) participation in our annual bonus program with a target bonus opportunity amount equal to 80% of Mr. Paccapaniccia’s then-current annual base salary.
Jack Farber.    The agreement with Mr. Farber provides for: (i) an employment term as chairman of our Board that extends until July 31, 2015, unless earlier terminated by either party; and (ii) the payment to

Mr. Farber of an annual base salary of $400,000. Additionally, the agreement provides that Mr. Farber’s employment with us will terminate prior to July 31, 2015 if our stockholders do not re-elect him as a member of our Board while the agreement is in effect.
Under the aforementioned agreements, severance payments and/or medical benefits may be provided to such executives if a specified triggering event occurs. For further information, see the discussion under Severance Agreements.

Grants of Plan-Based Awards — Fiscal 2014
The following table provides information regarding plan-based awards granted in fiscal 2014 to the executives named in the Summary Compensation Table. Mr. Farber is not listed because he does not participate in our equity compensation plans or our incentive compensation program.

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)	Exercise or base price of option awards(3) ($/Sh)	Grant date fair value of stock and option awards(4) ($)
		Threshold ($)	Target ($)	Max. ($)	Target (#)
Christopher J. Munyan	—	92,901	472,058	944,117	—	—	—
	5/24/2013	—	—	—	8,000	—	164,080
	5/24/2013	—	—	—	31,750	29.55	351,155
Vincent A. Paccapaniccia	—	44,685	227,060	454,120	—	—	—
	5/24/2013	—	—	—	4,000	—	82,040
	5/24/2013	—	—	—	13,350	29.55	147,651
William G. Kiesling	—	43,641	221,753	443,506	—	—	—
	5/24/2013	—	—	—	4,000	—	82,040
	5/24/2013	—	—	—	13,350	29.55	147,651
Christian A. Sorensen	—	24,582	124,910	249,821	—	—	—
	5/24/2013	—	—	—	1,600	—	32,816
	5/24/2013	—	—	—	6,200	29.55	68,572
Laurie F. Gilner	—	15,971	216,403	432,806	—	—	—
	5/24/2013	—	—	—	1,300	—	26,663
	5/24/2013	—	—	—	6,750	29.55	74,655
_______________________

(1)
These columns reflect possible payouts under the performance component of our bonus program for fiscal 2014. Actual payouts for the performance component appear in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Our bonus program also includes a discretionary component. Given that the Human Resources Committee has full discretion with regard to payouts, if any, under the discretionary component, the amounts shown in the table above do not include possible payouts under the discretionary component. Actual payouts under the discretionary component appear in the bonus column of the Summary Compensation Table.

(2)
Reflects performance-based RSUs and performance-based stock options granted in fiscal 2014. Each RSU constitutes a phantom right that will be redeemed for one share of CSS common stock on the fourth anniversary of the grant date, contingent upon the satisfaction of applicable performance- and service-based objectives. Likewise, for the stock options, vesting and exercisability are contingent upon the satisfaction of performance- and service-based objectives. The stock options have a seven-year term. Applicable performance and service conditions are described under Long-Term Incentives–Equity Compensation.

(3)
Reflects the exercise price for performance-based stock options granted under our 2004 Stock Plan. The exercise price is equal to the closing market price on the trading day immediately preceding the grant date, as provided in our 2004 Stock Plan.

(4)
Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

Equity Awards for Fiscal 2015
On May 23, 2014, the Human Resources Committee of our Board granted performance-based stock options and performance-based RSUs to our named executive officers, as described under Fiscal 2015 Equity Compensation Grants.

Outstanding Equity Awards at Fiscal Year End — March 31, 2014
The table below provides information regarding unexercised options and stock awards that have not vested held as of March 31, 2014 by the executive officers named in the Summary Compensation Table. Mr. Farber is not listed because he does not hold any such awards. Ms. Gilner is not listed because she did not hold any such awards as of March 31, 2014.

Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Equity incentive plan awards: number of securities underlying unexercised unearned options(2) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(5) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(6) ($)
Christopher J. Munyan	14,000	—	—	27.57	6/3/2015	—	—	—	—
	—	10,000	—	19.28	5/25/2017	—	—	—	—
	—	18,000	—	18.25	5/27/2018	—	—	—	—
	—	28,650	—	18.48	5/21/2019	—	—	—	—
	—	—	31,750	29.55	5/24/2020	—	—	—	—
	—	—	—	—	—	43,100	1,163,700	8,000	216,000

Vincent A. Paccapaniccia	7,500	2,500	—	19.28	5/25/2017	—	—	—	—
	7,500	7,500	—	18.25	5/27/2018	—	—	—	—
	4,312	12,938	—	18.48	5/21/2019	—	—	—	—
	—	—	13,350	29.55	5/24/2020	—	—	—	—
	—	—	—	—	—	23,100	623,700	4,000	108,000

William G. Kiesling	7,000	—	—	27.57	6/3/2015	—	—	—	—
	—	4,500	—	19.28	5/25/2017	—	—	—	—
	—	7,500	—	18.25	5/27/2018	—	—	—	—
	—	12,938	—	18.48	5/21/2019	—	—	—	—
	—	—	13,350	29.55	5/24/2020	—	—	—	—
	—	—	—	—	—	19,850	535,950	4,000	108,000

Christian A. Sorensen	—	1,500	—	19.28	5/25/2017	—	—	—	—
	3,500	3,500	—	18.25	5/27/2018	—	—	—	—
	—	7,050	—	18.48	5/21/2019	—	—	—	—
	—	—	6,200	29.55	5/24/2020	—	—	—	—
	—	—	—	—	—	9,750	263,250	1,600	43,200

_________________________

(1)	Options unexercisable as of March 31, 2014 vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

Name	Options Unexercisable at March 31, 2014	Vesting Schedule
Christopher J. Munyan	10,000	10,000 on May 25, 2014
	18,000	9,000 on each of May 27, 2014 and 2015
	28,650	9,550 on each of May 21, 2014, 2015 and 2016

Vincent A. Paccapaniccia	2,500	2,500 on May 25, 2014
	7,500	3,750 on each of May 27, 2014 and 2015
	12,938	4,313 on each of May 21, 2014 and 2016; 4,312 on May 21, 2015

William G. Kiesling	4,500	4,500 on May 25, 2014
	7,500	3,750 on each of May 27, 2014 and 2015
	12,938	4,313 on each of May 21, 2014 and 2016; 4,312 on May 21, 2015

Christian A. Sorensen	1,500	1,500 on May 25, 2014
	3,500	1,750 on each of May 27, 2014 and 2015
	7,050	2,350 on each of May 21, 2014, 2015 and 2016

(2)
Options unearned and unexercisable at March 31, 2014 will not vest or become exercisable unless and until the applicable performance condition has been satisfied, except that vesting and exercisability are accelerated upon a change of control. As shown in the table below, the vesting dates will be determined by the date on which the performance condition becomes satisfied, if at all. Vesting is also conditioned upon satisfaction of service-based vesting conditions.

Date on which performance condition becomes satisfied	Vesting Schedule
On or before May 24, 2014	25% on each of May 24, 2014, 2015, 2016 and 2017
May 25, 2014 to May 24, 2015	33 1/3% on each of May 24, 2015, 2016 and 2017
May 25, 2015 to May 24, 2016	50% on each of May 24, 2016 and 2017
May 25, 2016 to May 24, 2017	100% on May 24, 2017
If not satisfied by May 27, 2017	All options will expire without vesting or becoming exercisable, except that vesting and exercisability are accelerated upon a change of control.

(3)
Reflects shares underlying earned RSUs outstanding under our 2004 Stock Plan. The vesting and redemption dates are shown in the table below. Vesting is subject to the satisfaction of service-based vesting conditions. Vested RSUs will automatically be converted into an equivalent number of shares of CSS common stock on the indicated redemption dates.

Vesting Date	Redemption Date	Number of Shares
		C.J. Munyan	V.A. Paccapaniccia	W.G. Kiesling	C.A. Sorensen
May 25, 2014	May 25, 2014	9,000	2,500	4,250	1,250
May 27, 2014	May 27, 2015	9,000	4,250	4,250	2,250
May 21, 2015	May 21, 2016	8,050	3,550	3,550	2,000
May 25, 2015	May 25, 2015	—	5,000	—	—
May 27, 2015	May 27, 2015	9,000	4,250	4,250	2,250
May 21, 2016	May 21, 2016	8,050	3,550	3,550	2,000
Total		43,100	23,100	19,850	9,750

(4)
Market value determined by multiplying the number of shares underlying earned RSUs outstanding and not vested as of March 31, 2014 by $27.00, the closing market price per share of CSS common stock of on March 31, 2014.

(5)
This column reflects shares underlying performance-based RSUs that were unearned as of March 31, 2014. Such RSUs will not vest or be redeemed unless and until the applicable performance condition has been satisfied, except that vesting and redemption are accelerated upon a change of control. As shown in the table below, the vesting dates will be determined by the date on which the performance condition becomes satisfied, if at all. RSUs that become vested will be automatically converted into an equivalent number of shares of CSS common stock on May 24, 2017.

Date on which performance condition becomes satisfied	Vesting Date	Number of Shares Underlying RSUs
		C.J. Munyan	V.A. Paccapaniccia	W.G. Kiesling	C.A. Sorensen
On or before May 24, 2016	May 24, 2016	4,000	2,000	2,000	800
	May 24, 2017	4,000	2,000	2,000	800
May 25, 2016 to May 24, 2017	May 24, 2017	8,000	4,000	4,000	1,600
If not satisfied by May 27, 2017	n/a
All RSUs will expire without becoming vested or redeemed if the performance condition is not satisfied on or before May 17, 2017, except that vesting and redemption are accelerated upon a change of control.

(6)	Market value determined by multiplying the number of shares underlying unearned RSUs outstanding by the closing market price of CSS common stock of $27.00 per share on March 31, 2014.

Option Exercises and Stock Vested — Fiscal 2014
The following table provides information regarding stock options exercised by our named executives during fiscal 2014 and shares of CSS common stock acquired by our named executives during fiscal 2014 upon the vesting of RSUs.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting(2) ($)
Christopher J. Munyan	84,535	838,499	15,525	456,590
Vincent A. Paccapaniccia	—	—	2,500	73,525
William G. Kiesling	37,492	378,040	7,513	220,958
Christian A. Sorensen	8,500	77,300	2,300	66,314
Laurie F. Gilner	11,750	151,064	3,750	96,488

(1) Value determined by multiplying the number of shares acquired upon exercise by the difference between the closing market price for a share of CSS common stock on the last trading day prior to the exercise date and the exercise price per share.

(2) Value determined by multiplying the number of shares underlying RSUs that vested by the closing market price for a share of CSS common stock on the last trading day prior to the vesting date.

Nonqualified Deferred Compensation — Fiscal 2014
We maintain a SERP that provides benefits for executives to the extent that their compensation cannot be taken into account when we make profit sharing contributions under our tax-qualified 401(k) and profit sharing plans. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit is $260,000 for 2014 and was $255,000 for 2013.
Under the SERP, if we make a profit sharing contribution under our tax qualified plans, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is equal to a defined percentage (the “SERP Contribution Percentage Amount”) of the amount by which the executive’s compensation exceeds the Contribution Limit. Determined by formula, the SERP Contribution Percentage Amount is equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans.
Additionally, irrespective of whether a profit sharing contribution is made under a tax-qualified plan for a particular plan year, the Human Resources Committee has discretionary authority under the SERP to credit an executive’s account under the SERP for such plan year (“Discretionary Contributions”). Discretionary Contributions, if made, are equal to a percentage amount determined by the Human Resources Committee multiplied by the amount by which the executive’s compensation exceeds the Contribution Limit for the applicable plan year.
Participant accounts under the SERP are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. SERP participants may change their selected investment benchmarks with whatever frequency may be determined by the Human Resources Committee. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the 12 months ended March 31, 2014:

Investment benchmark	Rate of return
Vanguard Prime Money Market Investor Shares	0.02%
Vanguard Total Stock Market Index Investor Shares	22.54%
Vanguard Life Strategy Growth Fund	15.47%
Vanguard Life Strategy Moderate Growth Fund	11.44%
Amounts credited to participant accounts under the SERP represent an unsecured debt of CSS or of a subsidiary of CSS participating in the SERP. Discretionary Contributions become fully vested upon the making of such contributions. All other amounts credited to the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Generally, vested balances under the SERP become payable in a lump sum within 60 days following termination of a participant’s employment with CSS and its affiliates. If the participant is a “specified employee” under Section 409A of the Code, vested balances will be distributed within 60 days after the beginning of the seventh month following such participant’s termination of employment.
The table that follows provides information with respect to the accounts that we maintain under the SERP for executive officers shown in the Summary Compensation Table. Messrs. Paccapaniccia and Sorensen and Ms. Gilner do not participate in the SERP because the Company has not made contributions to the SERP at a time when they were eligible for such contributions. During fiscal 2014, there were no executive or Company contributions to accounts maintained under the SERP, and there were no withdrawals by or distributions to any of our named executives during that period. Other than the SERP, we do not maintain any plans that provide for the deferral of compensation on a non-tax-qualified basis.

Name	Aggregate earnings in last FY(1) ($)	Aggregate balance at last FYE(2) ($)
Christopher J. Munyan	33,559	224,671
William G. Kiesling	3,206	17,435
Jack Farber	68,576	511,855

(1)	The amounts reported under “Aggregate earnings in last FY” are also reported in the Summary Compensation Table under “Change in pension value and nonqualified deferred compensation earnings.”

(2)
All amounts in this column were fully vested as of March 31, 2014. The amounts in this column are inclusive of the following amounts disclosed as compensation in our Summary Compensation Tables for previous years: Mr. Munyan – $159,853, Mr. Kiesling – $18,177, and Mr. Farber – $355,393.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2014 (except as otherwise noted). The information in this section does not include:

•	benefits generally provided to all salaried employees;

•
provisions under our 2013 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation; and

•	benefits that would be provided upon death under supplemental life insurance policies paid for by CSS for the benefit of our named executive officers.
With respect to supplemental life insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All other compensation” column of the Summary Compensation Table.

Severance Agreements
Under our employment agreements with Messrs. Munyan, Paccapaniccia and Farber, as described under Employment Agreements, we will provide severance payments and/or medical benefits to the relevant executive if we terminate his or her employment other than for cause, on or before a specified date (referred to as a “triggering event”), as indicated below:

Name	Specified Date
Christopher J. Munyan	(a) the then-current expiration date of the employment agreement, or (b) following expiration thereof, but only if the agreement expires due to the sending of a non-renewal notice by CSS
Vincent A. Paccapaniccia	March 31, 2015
Jack Farber	July 31, 2015
In the case of Mr. Farber, the foregoing triggering event includes a termination of his employment resulting from him not being re-elected by our stockholders as a member of our Board. Additionally, under our agreement with Mr. Farber, a triggering event will occur if he ceases to be employed by us as chairman of our Board.
If a triggering event occurs, each executive would receive severance payments, consisting of a continuation of salary payments, at the executive’s then current annual base salary for a period of two years in the case of Mr. Munyan, and one year in the case of the other executives. Such payments would be made in equal installments in accordance with our normal payroll cycle for active employees, and commencement of such payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. All severance payments will be reduced by any applicable tax withholdings and payroll deductions. In the case of Mr. Munyan, amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by him or accrued for his benefit for his services during the period following such one-year anniversary date.
Under our agreement with Mr. Munyan, we would also provide certain medical benefits if a triggering event occurs. Specifically, we would pay a portion of the premiums for his participation in the CSS-sponsored medical insurance program (on the same basis that we then pay a portion of the premiums for our active employees) for any period of time that he continues to participate in such program pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The maximum continuation period under COBRA is 18 months.
Under our agreement with Mr. Farber, we would provide Mr. Farber and his spouse with certain medical benefits if a triggering event occurs, and we would provide such medical benefits to Mr. Farber’s spouse if his employment with us is terminated on account of his death. Specifically, we would reimburse Mr. Farber and his spouse, during their respective lifetimes, for the amount paid by them for their medical insurance coverage following the occurrence of a triggering event, with each such reimbursement payment being reduced by the amount that Mr. Farber would have had to pay for such coverage if he was still employed by us at the time. Additionally, we would reimburse Mr. Farber and his spouse for the taxes they incur on the medical insurance reimbursement payments that we provide.
Under the aforementioned agreements, our obligation to provide severance payments, and where applicable medical benefits, is conditioned upon the executive’s execution and delivery of a release of claims in favor of CSS and its affiliates.
In December 2013, we entered into a separation agreement with Ms. Gilner in connection with her separation from employment with C.R. Gibson on December 2, 2013. Prior to that, Ms. Gilner served as President of our C.R. Gibson business. Under the separation agreement, we provide Ms. Gilner with severance, medical and certain other benefits. Severance benefits consist of a continuation of salary payments to Ms. Gilner. The aggregate amount of these payments is $338,130, equivalent to one year of pay at Ms. Gilner’s fiscal 2014 annual base salary level, and such amount is payable in equal installments over one year in accordance with C.R. Gibson’s normal payroll cycle for active employees. These payments are reduced by any applicable tax withholdings and payroll deductions. C.R. Gibson reimburses Ms. Gilner for a portion of the medical insurance premiums she pays for her post-employment participation in the Company’s medical insurance program, for up to twelve months. The reimbursements are paid on the same basis that C.R. Gibson pays a portion of the medical insurance premiums for its active employees participating in the program. C.R. Gibson also provides reimbursement to Ms. Gilner for the income and payroll taxes incurred by her on the foregoing medical benefits. Additionally, under the separation agreement, C.R. Gibson paid $6,000 to Ms. Gilner in lieu of providing outplacement services, and C.R. Gibson provides Ms. Gilner with a car allowance of $1,000 per month for twelve months. As required as a condition to receiving benefits under the separation agreement, Ms. Gilner executed and delivered a release of claims in favor of C.R. Gibson and its affiliates.

Severance Pay Plan for Senior Management (“SPP”)
Members of the senior management of CSS and its subsidiaries may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.
Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; willful neglect of job responsibilities; significantly deficient job performance that reflects a willful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.
Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s period of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.
Under the SPP, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of continuous service	Number of weeks of severance pay
0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)

All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment. Severance payments under the SPP are reduced by all applicable federal, state and local tax withholding requirements.
Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under COBRA. Medical benefits under the SPP consist of reimbursement for up to 12 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

Except as otherwise noted below, the following table shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2014, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and medical benefits and, in the case of benefits provided under the SPP, the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP. Ms. Gilner does not appear in the table below because her employment with us terminated on December 2, 2013 (and she therefore was not an employee on March 31, 2014). In connection with the termination of Ms. Gilner’s employment we entered into a separation agreement with her under which we provide certain severance and other benefits, as described under Severance Agreements.

Name	Severance payments ($)	Medical benefits ($)	Estimated tax reimbursements on medical benefits ($)
Christopher J. Munyan(1)	1,180,146	30,942	22,673
Vincent A. Paccapaniccia(2)	354,781	—	—
William G. Kiesling(3)	346,489	20,628	12,551
Christian A. Sorensen(4)	260,230	20,328	13,116
Jack Farber(5)	400,000	20,484	13,547
________________________

(1)
Reflects aggregate severance payments and medical benefits that would have been provided to Mr. Munyan in installments over the course of 24 months (18 months with respect to medical benefits) under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from April 1, 2015 to March 31, 2016. The severance payments otherwise payable during such period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described under Severance Agreements. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)
Reflects aggregate severance payments that would have been provided to Mr. Paccapaniccia in installments over the course of 12 months under his employment agreement. The conditions applicable to such severance payments and the timing for such payments are described under Severance Agreements. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Paccapaniccia would not have received severance payments or medical benefits under the SPP.

(3)	Reflects aggregate severance payments, medical benefits and tax reimbursement payments that would have been provided to Mr. Kiesling in installments over the course of 12 months under the SPP.

(4)	Reflects aggregate severance payments, medical benefits and tax reimbursement payments that would have been provided to Mr. Sorensen in installments over the course of 12 months under the SPP.

(5)
Reflects aggregate severance payments and estimated annual medical benefits and tax reimbursement payments that would have been provided to Mr. Farber under his employment agreement. The severance payments would be paid in installments over the course of 12 months. The medical benefits and tax reimbursement payments would be provided to Mr. Farber and his spouse for their respective lifetimes. The amounts shown in the table reflect the estimated annual costs of providing such benefits based on current medical insurance premium costs.

Change of Control
Change of Control Severance Pay Plan for Executive Management
Our named executive officers, other than Mr. Farber and Ms. Gilner, may be eligible to receive benefits under our COC Plan. Under the COC Plan, eligible executives may receive severance pay and medical benefits if: (a) a change of control occurs, and (b) upon or within two years after the change of control event, (i) the executive’s employment is terminated for any reason other than “for cause,” or (ii) the executive terminates his or her employment for “good reason.” Under the COC Plan:

•
A “change of control” occurs upon: the sale or other disposition of all or substantially all of the assets of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, do not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

•
The following constitute grounds for termination “for cause”: (i) conviction of a felony; (ii) willful and gross neglect of job responsibilities; (iii) willful misconduct in connection with performing job responsibilities resulting in material damage to CSS; or (iv) willful failure to substantially perform duties (not due to physical or mental illness).

•
An executive may terminate his or her employment for “good reason” based upon the occurrence of any of the following upon, or within two years after, a change of control event: (i) material diminution of authority, duties, responsibilities or base compensation of the executive or the supervisor to whom the executive is required to report; or (ii) material change in the geographic location at which the executive must provide services.

An executive may receive benefits under the COC Plan only if the conditions described above are satisfied, and the executive signs and delivers a release of claims that includes non-competition and non-solicitation covenants. An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those that he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan.
Severance pay available under the COC Plan is equal to: (a) a multiple of the executive’s “adjusted compensation” plus (b) a pro-rata portion (based on the executive’s period of employment during the fiscal year in which his or her employment terminates) of the incentive compensation that the executive would have earned at the “target” opportunity level under our bonus program for the fiscal year in which the executive’s employment terminates. An executive’s adjusted compensation is equal to the executive’s annual base salary as of his or her last date of employment, plus his or her average annual bonus during the three fiscal years prior to the fiscal year in which the executive’s employment terminates. Severance payments available under the COC Plan are equal to two times adjusted compensation for our chief executive officer and 1.5 times adjusted compensation for all other executives eligible to receive benefits under the COC Plan. Under the COC Plan, severance pay will be paid in a cash lump sum payment within sixty days after an executive’s qualifying termination event, except that severance pay will be delayed as necessary to avoid adverse consequences under Section 409A of the Code.
Medical benefits are available under the COC Plan if an executive entitled to receive severance pay under the COC Plan elects health care continuation coverage under COBRA. Available medical benefits consist of reimbursement for a period of up to 18 months of a portion of the monthly COBRA premiums paid by him or her, and a tax reimbursement payment equal to the income and payroll taxes he or she incurs solely with respect to such COBRA premium reimbursements. Monthly COBRA premiums are reimbursed on the same basis that we then pay a portion of the insurance premiums for active employees participating in our medical insurance programs. Reimbursements related to COBRA premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.
Change of Control Provisions under the 2004 Stock Plan
All of the stock options and RSUs held by our named executives as of March 31, 2014 were granted under the 2004 Stock Plan. These awards are summarized under Outstanding Equity Awards at Fiscal Year End — March 31, 2014.
Stock options and RSUs granted to our named executives prior to 2011 are subject to service-based vesting conditions, and those granted in 2011 and subsequent years are subject to both service- and performance-based vesting conditions. Upon the occurrence of a change of control event specified in the 2004 Stock Plan, performance-based stock options become exercisable automatically, and those subject only to service-based conditions become exercisable unless the Human Resources Committee determines otherwise. Similarly, upon the occurrence of a change of control event specified in the 2004 Stock Plan, all restrictions and conditions on performance-based RSUs lapse automatically, while those applicable to service-based RSUs lapse unless the Human Resources Committee determines otherwise.
Events constituting a change of control under the 2004 Stock Plan are generally as follows: the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person that was not a CSS stockholder on August 4, 2004, the effective date of the 2004 Stock Plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.
Summary of Payments and Benefits in Connection with a Change of Control
The table that follows shows the following with regard to each of our named executives as of March 31, 2014: (a) the severance pay, medical benefits and tax reimbursement payments that the executive would be entitled to receive if the executive’s employment was terminated on such date under circumstances qualifying the executive to receive benefits under the COC Plan; (b) the value associated with the executive’s otherwise unexercisable stock options becoming exercisable based on the occurrence on such date of an event constituting a change of control under the 2004 Stock Plan; and (c) the value associated with the lapsing of restrictions on the executive’s outstanding stock bonus awards of restricted stock units based on the occurrence on such date of an event constituting a change of control under the 2004 Stock Plan. Mr. Farber does not appear in the table because he does not participate in the COC Plan, nor does he hold equity awards under the Company’s equity compensation plans. Ms. Gilner does not appear in the table below because she was not an employee on March 31, 2014, nor did she hold equity awards as of such date under the Company’s equity compensation plans. Therefore, she would not be eligible for benefits in connection with a change of control taking place on March 31, 2014.

	COC Plan			COC Provisions of 2004 Stock Plan
Name	Severance pay ($)	Medical benefits ($)	Estimated tax reimbursements on medical benefits ($)	Value of stock options that would become exercisable on a COC(1) ($)	Value of RSUs as to which restrictions would lapse on a COC(2) ($)
Christopher J. Munyan	2,332,389	30,942	22,673	478,798	1,379,700
Vincent A. Paccapaniccia	1,032,575	30,942	23,831	195,157	731,700
William G. Kiesling	1,005,927	30,942	18,827	210,597	643,950
Christian A. Sorensen	669,302	30,492	19,675	102,271	306,450

_________________________

(1)
Reflects the number of shares of CSS common stock underlying options that would become exercisable multiplied by the difference between the closing market price of CSS common stock on March 31, 2014 of $27.00 per share and the stock option exercise price.

(2)	Reflects the number of shares underlying RSUs as to which restrictions would lapse multiplied by closing market price of CSS common stock on March 31, 2014 of $27.00 per share.

Nonqualified Supplemental Executive Retirement Plan
Vested account balances under the SERP generally are payable within 60 days following a participant’s last date of employment with CSS and its subsidiaries, except that payment will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. If any such executive’s employment with CSS and its subsidiaries had terminated on March 31, 2014 for any reason, that executive’s vested balance under the SERP would become payable to the executive within 60 days after the executive’s last day of employment, except that payment would be delayed as necessary to avoid adverse consequences under Section 409A of the Code. Each named executive’s vested account balance under the SERP as of March 31, 2014 appears under Nonqualified Deferred Compensation — Fiscal 2014.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the Meeting, our stockholders will vote, on an advisory basis, on whether to approve the compensation paid to our named executive officers for our fiscal year ended March 31, 2014, as described in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K. Pertinent information on the compensation paid to our named executive officers for fiscal 2014 can be found in the compensation tables, the narrative information accompanying those tables and in the Compensation Discussion and Analysis included in this proxy statement. Below is the resolution that will be presented to our stockholders for a vote at the Meeting:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2014, as disclosed in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K, including the compensation tables, the narrative information accompanying those tables and the Compensation Discussion and Analysis.”
Although this vote is advisory and non-binding, the Human Resources Committee of our Board values the input of our stockholders on our executive compensation program and intends to consider the results of the vote on this proposal in making future executive compensation determinations.
As discussed in the Compensation Discussion and Analysis, the Human Resources Committee of our Board has designed our executive compensation program to address multiple objectives: providing compensation that is appropriately competitive to attract and retain executive talent; incentivizing the achievement of performance goals; encouraging the aggregation and maintenance of equity ownership; and aligning executive and stockholder interests. Our Board and the Human Resources Committee of our Board believe that the Company’s executive compensation program for fiscal 2014 was appropriately designed to address these objectives.
Our Board recommends a vote “for” approval, on an advisory basis, of the compensation paid to our named executive officers in fiscal 2014, as disclosed in this proxy statement.
DIRECTOR COMPENSATION — FISCAL 2014
Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual cash fee of $37,500, as well as $1,500 in cash for attendance at each Board and Board Committee meeting, except that the fee for participation in Board or Board Committee meetings held telephonically and of not more than one hour in duration is $750 in cash. In addition, the Chairs of the Human Resources Committee and the Nominating and Governance Committee each receive an additional annual cash fee of $8,000, and the Chair of the Audit Committee receives an additional annual cash fee of $15,000.

Furthermore, each non-employee director is a participant in the 2011 Stock Plan. The 2011 Stock Plan provides for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November from 2011 through 2015, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Accordingly, on November 29, 2013 (the last trading day of November 2013), each non-employee director received an automatic grant of stock options to purchase 4,000 shares of CSS common stock at an exercise price of $31.14 per share. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option, which expires five years after the grant date.
The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2014.

Name	Fees earned or paid in cash ($)	Option awards(1) ($)	Total ($)
Scott A. Beaumont	51,500	47,080	98,580
James H. Bromley	52,417	47,080	99,497
Robert E. Chappell	60,040	47,080	107,120
Elam M. Hitchner, III(2)	47,208	47,080	94,288
Rebecca C. Matthias	58,750	47,080	105,830
__________________________

(1)
Reflects the grant date fair value, computed in accordance with FASB ASC Topic 718, for stock options granted to our non-employee directors under the 2011 Stock Plan on November 29, 2013. On that date, each director was granted an option to purchase 4,000 shares of CSS common stock at an exercise price of $31.14 per share. The grant date fair value of these awards was $11.77 per underlying share. Assumptions used to determine the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

(2)	Mr. Hitchner joined the Board on May 21, 2013.

As of March 31, 2014, the aggregate number of shares of CSS common stock underlying outstanding stock options held by the directors listed in the table above was as follows:

Director	Shares underlying outstanding options (#)
Scott A. Beaumont	24,500
James H. Bromley	32,000
Robert E. Chappell	8,000
Elam M. Hitchner, III	4,000
Rebecca C. Matthias	32,000
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2014 were made on a timely basis.

STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be eligible for inclusion in the proxy materials for our 2015 Annual Meeting of Stockholders, such proposal must be received by our Corporate Secretary on or before the close of business on February 19, 2015.
If a stockholder does not seek to have a proposal included in such proxy materials, but nevertheless wishes to present a proper proposal at the 2015 Annual Meeting of Stockholders, prior written notice of such proposal, together with the additional information required by our bylaws, must be received by our Corporate Secretary during the period beginning on March 31, 2015 and ending at the close of business on April 30, 2015.
If a stockholder desires to nominate an individual for election to our Board at the 2015 Annual Meeting of Stockholders, prior written notice of such nomination, together with the additional information required by our bylaws, must be received by our Corporate Secretary during the period beginning on March 31, 2015 and ending at the close of business on April 30, 2015.
Any such proposal or notice should be addressed to CSS Industries, Inc., Attn: Corporate Secretary, 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. A stockholder can obtain a copy of our bylaws by submitting a written request to the attention of our Corporate Secretary at the same address.
BY ORDER OF THE BOARD OF DIRECTORS
CSS INDUSTRIES, INC.

By: Michael A. Santivasci,
Secretary
Philadelphia, Pennsylvania
June 19, 2014

CSS will provide to each person solicited, without charge except for exhibits, upon written request, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the SEC for the fiscal year ended March 31, 2014. Requests should be directed to CSS Industries, Inc., Attention: Corporate Secretary, 1845 Walnut Street, Suite 800, Philadelphia, Pennsylvania, 19103.

DIRECTIONS TO THE RITTENHOUSE

From Philadelphia International Airport:
Exit airport following signs for 76 West. Follow signs for 76 West and follow to the 30th Street exit. At top of ramp turn right onto Chestnut and follow to 19th St. Turn right onto 19th St. to Walnut Street. Turn right onto Walnut and take an immediate left onto West Rittenhouse Sq. The Rittenhouse is on the right.

From Baltimore, Washington and Points South:
Take 1-95 North past the Philadelphia International Airport. Follow the signs for 76 West. Take 76 West to the 30th Street Exit. Make a right at first traffic signal (Chestnut Street) and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street, then an immediate left onto W. Rittenhouse Square. The Rittenhouse will be on your right, immediately adjacent to Holy Trinity Church.

From Southern New Jersey and Atlantic City (via The Walt Whitman Bridge):
Take the Atlantic City Expressway to Route 42 North, then to 76 West. Follow the signs for the Walt Whitman Bridge. Cross over the bridge and follow signs for 76 West to the 30th Street Station Exit. Upon exiting make a right onto Chestnut Street and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street then an immediate left onto W. Rittenhouse Square. The Rittenhouse will be on your right side immediately adjacent to Holy Trinity Church.

From Harrisburg, Hershey, Lancaster PA/Expressway:
Take the PA Turnpike East, to exit 24, Valley Forge. Take 76 East to the 30th Street Station exit. Go around the station. Turn left onto Market Street. Turn right onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse driveway is on the right.

From New York, New Jersey and Points North Via New Jersey Turnpike:
Take the New Jersey Turnpike South to Exit 4, following signs for Philadelphia and the Ben Franklin Bridge. Take 73 North, Exactly 1.4 miles, exit for Route 38 West. Take 38 West for 5.2 Miles. Follow 38 West right onto Route 30 West. Follow signs for Ben Franklin Bridge. Follow onto Vine Street/Local traffic lane. Turn left onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse driveway is on the right.

0	■

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CSS INDUSTRIES, INC.

The undersigned hereby appoints Scott A. Beaumont, Robert E. Chappell and Rebecca C. Matthias, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, July 29, 2014, at 9:30 a.m. (local time) and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors and with respect to each of the other Proposals. This Proxy will be voted in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted as recommended by the Board of Directors with respect to each Proposal.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF
CSS INDUSTRIES, INC.

July 29, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2014:
The notice, proxy statement and annual report are available at https://materials.proxyvote.com/125906

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■	20730030000000000000 2			072914			■
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	Scott A. Beaumont	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
		¡	James H. Bromley
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Robert E. Chappell		FOR	AGAINST	ABSTAIN
		¡	Jack Farber	3. Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2014.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	¡	Elam M. Hitchner, III
		¡	Rebecca C. Matthias
		¡	Christopher J. Munyan	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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